INDEX TO EXHIBIT 99.1

ITEM 6.  SELECTED FINANCIAL DATA
The Partnership's historical financial data has been recast to include Hi-Crush Augusta LLC for the year ended December 31, 2013 and the period from August 16 through December 31, 2012. The Predecessor periods include Hi-Crush Augusta LLC as a subsidiary of Hi-Crush Proppants LLC and were thus not subject to recast.

	Year Ended December 31, 2013	Period From August 16 Through December 31, 2012	Period From January 1 Through August 15, 2012	Year Ended December 31, 2011	Inception to December 31, 2010
(in thousands, except tons, per ton and per unit amounts)	Successor	Successor	Predecessor	Predecessor	Predecessor
Statement of Operations Data:
Revenues	$178,970	$31,770	$46,776	$20,353	$—
Production costs	41,999	8,944	12,247	5,998	—
Other cost of sales	46,688	—	—	—	—
Depreciation and depletion	7,197	1,109	1,089	449	—
Cost of goods sold	95,884	10,053	13,336	6,447	—
Gross profit	83,086	21,717	33,440	13,906	—
Operating costs and expenses:
General and administrative	19,096	3,757	4,631	2,324	26
Exploration expense	47	121	539	381	—
Accretion expense	228	102	16	28	—
Income (loss) from operations	63,715	17,737	28,254	11,173	(26)
Other income (expense):
Other income	—	—	6	—	—
Interest expense	(3,671)	(320)	(3,240)	(1,893)	—
Net income (loss)	60,044	17,417	25,020	9,280	(26)
(Income) loss attributable to non-controlling interest	(274)	23	—	—	—
Net income (loss) attributable to Hi-Crush Partners LP	$59,770	$17,440	$25,020	$9,280	$(26)
Earnings per unit:
Common units	$2.08	$0.68
Subordinated units	$2.08	$0.68
Distributions per unit:
Common units	$1.9500	$0.7125
Subordinated units	$1.9500	$0.7125
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$64,323	$14,498	$16,660	$18,788	$(14)
Investing activities	(105,585)	(8,218)	(80,045)	(50,199)	(322)
Financing activities	51,372	2,234	61,048	42,465	336
Other Financial Data:
EBITDA (1)	$73,534	$18,846	$29,349	$11,622	$(26)
Capital expenditures (2)	10,630	8,218	80,075	50,169	72
Operating Data:
Total tons sold	2,520,119	481,208	726,213	332,593	—
Average realized price (per ton sold)	$65.64	$66.02	$64.41	$61.19	$—
Production costs (per ton produced and delivered)	18.74	18.59	16.86	18.03	—
Balance Sheet Data (at period end)
Cash and cash equivalents	$20,608	$10,498	$8,717	$11,054	$—
Total assets	354,361	189,397	175,828	72,229	614
Long-term debt (includes current portion)	138,250	—	111,402	46,112	—
Total liabilities	171,007	94,270	140,747	61,942	304
Equity	183,354	95,127	35,081	10,287	310

(1)	For more information, please read “Non-GAAP Financial Measures” below.

(2)	Capital expenditures made to increase the long-term operating capacity of our asset base whether through construction or acquisitions.

Non-GAAP Financial Measures
EBITDA
We define EBITDA as net income plus depreciation, depletion and amortization and interest and debt expense, net of interest income. EBITDA is not a presentation made in accordance with GAAP.
EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly-traded companies in the proppants industry, without regard to historical cost basis or financing methods; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA is net income. Our non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
Distributable Cash Flow
We use distributable cash flow to evaluate whether we are generating sufficient cash flow to support distributions to our unitholders. We define distributable cash flow as EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow is a supplemental measure used to measure the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders.
The following table presents a reconciliation of EBITDA and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Year Ended December 31, 2013	Period From August 16 Through December 31, 2012	Period From January 1 Through August 15, 2012	Year Ended December 31, 2011	Inception to December 31, 2010
(in thousands)	Successor	Successor	Predecessor	Predecessor	Predecessor
Reconciliation of EBITDA and distributable cash flow to net income (loss):
Net income (loss)	$60,044	$17,417	$25,020	$9,280	$(26)
Depreciation and depletion expense	6,132	1,109	1,089	449	—
Amortization expense	3,687	—	—	—	—
Interest expense	3,671	320	3,240	1,893	—
EBITDA	$73,534	$18,846	$29,349	$11,622	$(26)
Less: Cash interest paid	(3,123)	(193)
Less: (Income) loss attributable to non-controlling interest	(274)	23
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(3,026)	(649)
Add: Accretion of asset retirement obligation	228	102
Distributable cash flow	67,339	18,129
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution (2)	696	832
Distributable cash flow attributable to Hi-Crush Partners LP	$68,035	$18,961
(1) Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton sold during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2) The Partnership's historical financial information has been recast to combine Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership includes (excludes) the incremental amount of recasted distributable cash flow earned during the periods prior to the acquisition by the Partnership on April 28, 2014 of substantially all of the remaining equity interests in Hi-Crush Augusta LLC (the "Augusta Contribution").

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance and financial condition together with Part II, Item 6, “Selected Financial Data,” the description of the business appearing in Part 1, Item 1, “Business,” and the consolidated financial statements and the related notes in Part II, Item 8 of this Annual Report on Form 10-K. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in Item 1A, “Risk Factors” and under “Forward-Looking Statements.” All amounts are presented in thousands except acreage, tonnage and per unit data, or where otherwise noted.

Overview
We are a pure play, low-cost, domestic producer and supplier of premium monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves consist of “Northern White” sand, a resource existing predominately in Wisconsin and limited portions of the upper Midwest region of the United States, which is highly valued as a preferred proppant because it exceeds all API specifications. We own, operate and develop sand reserves and related excavation and processing facilities and will seek to acquire or develop additional facilities. Our 651-acre facility with integrated rail infrastructure located near Wyeville, Wisconsin (the “Wyeville facility”) enables us to process and cost-effectively deliver approximately 1,600,000 tons of frac sand per year. As of April 28, 2014, we own a 98.0% interest in Hi-Crush Augusta LLC (“Augusta”), which owns a 1,187-acre facility with integrated rail infrastructure located in Eau Claire County, Wisconsin (the “Augusta facility”), which enables us to process and cost-effectively deliver approximately 1,600,000 tons of frac sand per year. A substantial portion of our frac sand production is sold to leading pressure pumping service providers under long-term contracts that require our customers to pay a specified price for a specified volume of frac sand each month.
On January 31, 2013, we entered into an agreement with our sponsor to acquire an interest in Hi-Crush Augusta LLC, the entity that owns our sponsor’s Augusta facility, for $37,500 in cash and 3.75 million Class B Units in the Partnership. Our sponsor will not receive distributions on the Class B Units unless certain thresholds are met and until they convert into common units. The preferred interest in Augusta entitled us to a preferred distribution of $3,750 per quarter, or $15,000 annually.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire substantially all of the remaining equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit facility, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4,250,000 common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014. On May 9, 2014, the Partnership issued an additional 75,000 common units pursuant to the partial exercise of the underwriters' over-allotment option in connection with the April 2014 primary public offering. Net proceeds to the Partnership from the primary offering and the exercise of the over allotment option totaled $170,828. Upon receipt of the proceeds from the public offering on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit facility. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owns 98.0% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit facility with various financial institutions by amending and restating its prior $200,000 revolving credit facility.
Our June 10, 2013 acquisition of D & I Silica, LLC (“D&I”) transformed us into an integrated Northern White frac sand producer, transporter, marketer and distributor. D&I is the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales. D&I operates through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.
In connection with our initial public offering and our sponsor's contribution of the Wyeville facility and operations, we entered into the following agreements:
Services Agreement: Effective August 16, 2012, we entered into a services agreement (the “Services Agreement”) with Hi-Crush Services LLC (“Hi-Crush Services”), pursuant to which Hi-Crush Services provides certain management and administrative services to our general partner in connection with operating our business. Under this agreement, we reimburse Hi-Crush Services, on a monthly basis, for the allocable expenses that it incurs in its performance of the specified services. These expenses include, among other things, salary, bonus, incentive compensation, rent and other administrative expenses for individuals and entities that perform services for us or on our behalf.
Omnibus Agreement: On August 20, 2012, we entered into an omnibus agreement with our general partner and our sponsor. Pursuant to the terms of this agreement, our sponsor will indemnify us and our subsidiaries for certain liabilities over specified periods of time, including but not limited to certain liabilities relating to (a) environmental matters pertaining to the period prior to our initial public offering and the contribution of the Wyeville assets from our sponsor, provided that such indemnity is capped at $7,500 in aggregate, (b) federal, state and local tax liabilities pertaining to the period prior to our initial public offering and the contribution of the Wyeville assets from our sponsor, (c) inadequate permits or licenses related to the contributed assets, and (d) any losses, costs or damages incurred by us that are attributable to our sponsor’s ownership and operation of such assets prior to our initial public offering and our sponsor’s contribution of such assets. In addition, we have agreed to indemnify our sponsor from any losses, costs or damages it incurs that are attributable to our ownership and operation of the contributed assets following the closing of the initial public offering, subject to similar limitations as on our sponsor’s indemnity obligations to us.

Basis of Presentation
The following discussion of our historical performance and financial condition is derived from the historical financial statements of our sponsor, Hi-Crush Proppants LLC, which is our accounting predecessor for financial reporting purposes through August 15, 2012. On August 16, 2012, our sponsor contributed some but not all of its assets and liabilities to us in connection with our initial public offering. Accordingly, the historical financial results through August 15, 2012 discussed below include capital expenditures and other costs related to assets that were not contributed to us in connection with our initial public offering as well as long-term debt and related expenses that were retained by our sponsor following the completion of our initial public offering. The consolidated financial statements include results of operations and cash flows for D&I prospectively from June 11, 2013.
Factors Impacting Comparability of Our Financial Results
Our historical results of operations and cash flows, are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

•
We completed our acquisition of D&I in June 2013. On June 10, 2013, we acquired D&I, an independent frac sand supplier, transforming us into an integrated Northern White frac sand producer, transporter, marketer and distributor. As a result of the acquisition, we now operate through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.

•
Our Wyeville facility did not generate sales until we commenced operations in July 2011. Our first shipment of frac sand to a customer from our Wyeville facility occurred on July 21, 2011. Accordingly, our financial statements for the year ended December 31, 2011 reflect operations only from July 21, 2011 through the end of the year.

•
Our Augusta facility did not generate sales until we commenced operations in July 2012. Our first shipment of frac sand to a customer from our Augusta facility occurred on July 31, 2012. Accordingly, our financial statements for the period ended December 31, 2012 reflect operations only from July 31, 2012 through the end of the year.

•
We completed an expansion of our Wyeville facility in March 2012. In March 2012, we completed an expansion of our Wyeville facility that increased rated processing capacity from 950,000 to approximately 1,600,000 tons per year. In connection with that expansion, we increased our annual contracted volumes from 730,000 tons to 1,160,000 tons, or 73% of our expanded processing capacity for 2013.

•
Our historical financial results include certain costs incurred by entities which were not contributed to us by our sponsor in connection with our IPO. For the year ended December 31, 2011 and the period from January 1, 2012 through August 15, 2012, our sponsor incurred operating expenses, consisting of general and administrative expenses and exploration costs, in connection with these retained operations of $1.0 million and $2.3 million, respectively.

•
Our historical financial results include long-term debt and related expenses that were not contributed to us by our sponsor in connection with the IPO. Our sponsor had indebtedness outstanding under various subordinated promissory notes and a senior secured revolving credit facility, all of which were retained by our sponsor following the completion of the IPO. For the year ended December 31, 2011 and the period from January 1, 2012 through August 15, 2012, our sponsor incurred interest expense related to the subordinated promissory notes and senior secured credit facility of $1.9 million and $3.8 million, respectively. We did not have any indebtedness outstanding as of the closing of the IPO.

•
We terminated certain royalty agreements in July 2012, which resulted in a reduction in our royalty costs. Effective July 2012, we terminated certain royalty agreements for a one-time cash payment of $14.0 million. The termination of these royalty agreements resulted in a reduction in our ongoing royalty costs from $6.15 per ton of sand excavated, delivered and paid for to $2.50 per ton of sand excavated, delivered and paid for at our Wyeville facility. If we produce and sell 1,600,000 tons of frac sand annually, we would expect the reduction in our royalty costs due to the termination of these agreements will be $5.8 million per year.

•
We currently incur additional general and administrative expenses as a publicly traded partnership. We have incurred incremental expenses as a publicly traded entity since our IPO. These expenses are associated with compliance under the Exchange Act, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation. These incremental expenses exclude the costs incurred by our sponsor during the IPO process, as well as the costs associated with the initial implementation of our Sarbanes-Oxley Section 404 internal control reviews and testing.

•
We are incurring additional general and administrative expenses as a result of our expansion and acquisitions. We are incurring additional general and administrative expenses to support our recent expansion, including management level positions in sales, operations, human resources, legal, accounting and reporting, as well as license fees associated with upgraded accounting and reporting software. We expect these incremental growth associated expenses to gradually increase over time as we hire additional personnel.

•
We are incurring legal and advisory expenses in connection with our unitholder lawsuits. We incurred legal and advisory expenses in connection with our termination of the Baker Hughes supply agreement and related lawsuit, which settled on

October 18, 2013, and we continue to incur legal and advisory expenses in connection with the resulting unit holder lawsuits.
Unless otherwise indicated, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Hi-Crush Partners LP,” “we,” “our,” “us” or like terms when used in a historical context through August 15, 2012 refer to the business and results of operations of Hi-Crush Proppants LLC, our sponsor and accounting predecessor. Otherwise, those terms refer to Hi-Crush Partners LP and its subsidiaries following its initial public offering and formation transaction on August 16, 2012, as described in the “Overview” section.
Our Assets and Operations
We own and operate the Wyeville facility, which is located in Monroe County, Wisconsin and, as of December 31, 2013, contained 62.6 million tons of proven recoverable saleable sand reserves. As of April 28, 2014, we also own a 98.0% interest in the Augusta facility, which is located in Eau Claire County, Wisconsin and, as of December 31, 2013, contained 46.8 million tons of proven sand reserves. According to John T. Boyd, our proven reserves at the Wyeville facility consist of coarse grade Northern White sand exceeding API specifications. Analysis of our sand at the Wyeville and Augusta facilities by independent third-party testing companies indicates that they demonstrate characteristics exceeding of API specifications with regard to crush strength, turbidity and roundness and sphericity.
We acquired the Wyeville acreage and commenced construction of the Wyeville facility in January 2011. We completed construction of the Wyeville facility and commenced sand excavation and processing in June 2011 with an initial plant processing capacity of 950,000 tons per year, and customer shipments were initiated in July 2011. We completed an expansion in March 2012 that increased our annual processing rated capacity to approximately 1,600,000 tons per year. From the Wyeville in-service date to December 31, 2013, we processed and delivered 2,996,563 tons of frac sand.
We acquired the Augusta acreage and commenced construction of the Augusta facility in March 2012. We completed construction of the Augusta facility and commenced sand excavation and processing in June 2012 with an initial plant processing capacity of 1,600,000 tons per year, and customer shipments were initiated in July 2012. From the Augusta in-service date to December 31, 2013, we processed and delivered 810,967 tons of frac sand.

How We Generate Revenue
We generate revenue by excavating, processing and delivering frac sand. A substantial portion of our frac sand is sold to our customers under long-term contracts that require our customers to pay a specified price for a specified annual volume of sand, which contracts have current terms expiring between 2014 and 2019. Each contract defines the minimum volume of frac sand that the customer is required to purchase monthly and annually, the volume that we are required to make available, the technical specifications of the product, the price per ton and liquidated damages in the event either we or the customer fails to meet minimum requirements. Prices in our current contracts are typically fixed for the entire term of the contracts. As a result, our revenue over the duration of these contracts may not follow broader industry pricing trends. If we have excess production and market conditions are favorable, we may elect to sell frac sand through short term pricing agreements.
We also generate frac sand revenues through the delivery of sand to our customers, which may occur at the rail origin or at the destination terminal. We generate service revenues through performance of transportation services including railcar storage fees, transload services, silo storage and other miscellaneous services performed on behalf of our customers. In addition to our frac sand and service revenues, we lease silo space to customers under long-term lease agreements, which typically require monthly payments over the term of the lease.
Due to sustained freezing temperatures in our area of operation during winter months, it is industry practice to halt excavation activities and operation of the wet plant during those months. As a result, we excavate and wash sand in excess of current delivery requirements during the months when those facilities are operational. This excess sand is placed in stockpiles that feed the dry plant and fill customer orders throughout the year.

Costs of Conducting Our Business
The principal expenses involved in production of raw frac sand are excavation costs, labor, utilities, maintenance and royalties. We have a contract with a third party to excavate raw frac sand, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant. We pay a fixed price per ton excavated and delivered without regard to the amount of sand excavated that meets API specifications. Accordingly, we incur excavation costs with respect to the excavation of sand and other materials from which we ultimately do not derive revenue (rejected materials), and for sand which is still to be processed through the dry plant and not yet sold. However, the ratio of rejected materials to total amounts excavated has been, and we believe will continue to be, in line with our expectations, given the extensive core sampling and other testing we undertook at the Wyeville and Augusta facilities.
Labor costs associated with employees at our processing facility represent the most significant cost of converting raw frac sand to finished product. We incur utility costs in connection with the operation of our processing facility, primarily electricity and natural gas, which are both susceptible to fluctuations. Our facilities require periodic scheduled maintenance to ensure efficient operation and to minimize downtime. Excavation, direct and indirect labor, utilities and maintenance costs are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold.
We pay royalties to third parties at our facilities at various rates, as defined in the individual royalty agreements, at an aggregate rate of approximately $2.50 to $6.15 per ton of sand excavated, delivered at our on-site rail facilities and paid for by our customers.
The principal expenses involved in distribution of raw sand are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent.
We purchase sand through long-term supply agreements with third parties at a fixed price per ton and also through the spot market. We incur transportation costs including trucking, rail freight charges and fuel surcharges when transporting our sand from its origin to destination. We utilize a diverse base of railroads to transport our sand and transportation costs are typically negotiated through long-term working relationships.
In addition to our sand and transportation costs, we incur other costs, some of which are passed through to our customers. For example, we incur terminal switch fees payable to the railroads when they transport to certain of our locations along with demurrage and storage fees. We also pay demurrage and storage fees when we utilize system railcars as additional storage capacity at our terminals. Other key components involved in transporting and offloading our sand shipments include on-site labor and railcar rental fees.
We incur general and administrative costs related to our corporate operations. Under our partnership agreement and the services agreement with our sponsor and our general partner, our sponsor has discretion to determine, in good faith, the proper allocation of costs and expenses to us for its services, including expenses incurred by our general partner and its affiliates on our behalf. The allocation of such costs for the period from August 16, 2012 through December 31, 2013, subsequent to our IPO, was based on management’s best estimate of time and effort spent on the respective operations and facilities. Under these agreements, we reimburse our sponsor for all direct and indirect costs incurred on our behalf.

How We Evaluate Our Operations
Gross Profit and Production Costs
Price per ton excavated is fixed, and royalties are generally fixed based on tons excavated, delivered and paid for. Considering this largely fixed cost base, our production costs will largely be affected by our ability to control other direct and indirect costs associated with processing frac sand. We use production costs, which we define as costs of goods sold at our Wyeville facility excluding depreciation and depletion, to measure our financial performance. We believe production costs is a meaningful measure because it provides a measure of operating performance that is unaffected by historical cost basis.
Gross profit is further impacted by our ability to control other direct and indirect costs associated with the transportation and delivery of frac sand to our customers. We use gross profit, which we define as revenues less costs of goods sold, to measure our financial performance. We believe gross profit is a meaningful measure because it provides a measure of profitability and operating performance.
As a result, production volumes, costs of goods sold per ton, production costs per ton, sales volumes, sales price per ton sold and gross profit are key metrics used by management to evaluate our results of operations.
EBITDA and Distributable Cash Flow
We view EBITDA as an important indicator of performance. We define EBITDA as net income plus depreciation, depletion and amortization and interest and debt expense, net of interest income. Although our sponsor had not historically quantified distributable cash flow, effective with the date on which the Wyeville net assets were contributed to us by our sponsor, we use distributable cash flow to evaluate whether we are generating sufficient cash flow to support distributions to our unitholders. We define distributable cash flow as EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and the distribution from the preferred interest in Augusta to the extent not included in net income. Distributable cash flow will not reflect changes in working capital balances. EBITDA is a supplemental measure utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis. Distributable cash flow is a supplemental measure used to measure the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders. Please read “Selected Financial Data—Non-GAAP Financial Measures.”
Note Regarding Non-GAAP Financial Measures
EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please read “Selected Financial Data—Non-GAAP Financial Measures.”

Results of Operations
The following discussion of our historical performance and financial condition is derived from the Partnership’s historical financial statements and those of our sponsor, Hi-Crush Proppants LLC, which was our accounting predecessor for financial reporting purposes through August 15, 2012. On August 16, 2012, our sponsor contributed some but not all of its assets and liabilities to us in connection with our IPO. Accordingly, the historical financial results through August 15, 2012 discussed below include capital expenditures and other costs related to assets that were not contributed to us in connection with our IPO as well as long-term debt and related expenses that were retained by our sponsor following the completion of our IPO.
The discussion of our historical performance and financial condition is presented for the Successor year ended December 31, 2013, the Successor period from August 16, 2012 through December 31, 2012 and the Predecessor periods from January 1, 2012 through August 15, 2012 and the year ended December 31, 2011. The results of operations for the year ended December 31, 2012 is also presented on a pro forma basis. The results of operations for the Predecessor periods are for our sponsor. We believe that the discussion on pro forma basis is a useful supplement to the historical results as it allows the Predecessor and Successor operating results for the period ended December 31, 2012 to be analyzed on a more comparable basis to the Successor results for the period ended December 31, 2013. The unaudited pro forma combined consolidated statements of operations reflect the consolidated results of operations of the Partnership as if our IPO had occurred on January 1, 2012. The historical information has been adjusted to give effect to events and circumstances that are (i) directly attributed to our IPO, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Such items include the elimination of interest expense related to outstanding debt held by our sponsor prior to our IPO as well as the operating results of entities retained by our sponsor. This unaudited pro forma information should not be relied upon as necessarily being indicative of the results that may be obtained in the future.
The following table presents consolidated revenues and expenses for the periods indicated. This information is derived from the consolidated statements of operations for the Successor year ended December 31, 2013, the Successor period from August 16, 2012 through December 31, 2012 and the Predecessor periods from January 1, 2012 through August 15, 2012 and the year ended December 31, 2011. The year ended December 31, 2012 is also presented on a pro forma basis, as described above.

		As Reported
		Period from	Period from		Pro Forma
		August 16	January 1		for the
	Year Ended	through	through	Pro Forma	Year Ended	Year Ended
	December 31,	December 31,	August 15,	Adjustments	December 31,	December 31,
	2013	2012	2012	(a)	2012	2011
	Successor	Successor	Predecessor			Predecessor
Revenues	$178,970	$31,770	$46,776	$—	$78,546	$20,353
Costs of goods sold
Production costs	41,999	8,944	12,247	—	21,191	5,998
Other cost of sales	46,688	—	—	—	—	—
Depreciation, depletion and amortization	7,197	1,109	1,089	—	2,198	449
Gross profit	83,086	21,717	33,440	—	55,157	13,906
Operating costs and expenses	19,371	3,980	5,186	(2,348)	6,818	2,733
Income from operations	63,715	17,737	28,254	2,348	48,339	11,173
Other income (expense)
Other income	—	—	6	—	6	—
Interest expense	(3,671)	(320)	(3,240)	3,240	(320)	(1,893)
Net income	60,044	17,417	25,020	5,588	48,025	9,280
(Income) loss attributable to non-controlling interest	(274)	23	—	—	23	—
Net income attributable to Hi-Crush Partners LP	$59,770	$17,440	$25,020	$5,588	$48,048	$9,280
(a) Pro forma adjustments exclude operating results relative to entities retained by our sponsor and interest expense incurred under our sponsor's credit facility through August 15, 2012.

Successor - Year Ended December 31, 2013
Revenues
Revenues include $165,413 generated from the sale of frac sand. For the year ended December 31, 2013, we sold 2,520,119 tons of frac sand.
Other revenue was $13,557 for the year ended December 31, 2013 related to transload and terminaling, silo leases and other services.
Costs of goods sold – Production costs
We incurred production costs of $41,999 to produce and deliver 2,241,199 tons of frac sand at our production facilities, or $18.74 per ton produced and delivered, for the year ended December 31, 2013.
The principal components of production costs involved in operating our business are excavation costs, labor, utilities, maintenance and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following provides a summary of the drivers impacting the level of production costs during the year ended December 31, 2013.
For the year ended December 31, 2013, we incurred $13,451 of excavation costs and labor costs of $8,110, which were capitalized into the cost of inventory, $5,113 of utility costs and $3,645 of repairs and maintenance costs.
For the year ended December 31, 2013, we incurred royalties of $8,329.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Other cost components, including demurrage costs, storage fees, labor and rent, are charged to costs of goods sold in the period in which they are incurred.
We purchase sand through long-term supply agreements with third parties at a fixed price per ton, and through the spot market. For the year ended December 31, 2013, we incurred $9,975 of purchased sand costs. In addition, we incurred $1,171 of non-cash costs associated with the sale of inventory marked up to fair value in connection with the D&I acquisition.
We incur transportation costs including trucking, freight charges and fuel surcharges when transporting our sand from its origin to destination. For the year ended December 31, 2013, we incurred $25,292 of transportation costs.
Other costs of sales was $10,250 during the year ended December 31, 2013, and was primarily comprised of demurrage, storage fees, on-site labor and railcar rental fees.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the year ended December 31, 2013, we incurred $7,197 of depreciation, depletion and amortization expense.
Gross Profit
Gross profit was $83,086 for the year ended December 31, 2013.
Operating Costs and Expenses
The principal components of our operating costs and expenses are general and administrative expenses, which totaled $19,096 for the year ended December 31, 2013. General and administrative expenses include costs directly incurred by the Partnership as well as those charged by Hi-Crush Services LLC, a subsidiary of our sponsor, under the Services Agreement for salaries, bonus incentive compensation, rent and other administrative expenses. General and administrative expenses also include the amortization expense attributable to intangible assets acquired through the D&I acquisition, which totaled $2,620 during 2013.
During 2013, we incurred legal and advisory expenses in connection with our termination of the Baker Hughes supply agreement and the resulting unit holder lawsuits of $643 and $500, respectively. As a result of our acquisition of D&I and our preferred interest in Augusta, we incurred transaction costs of $1,728 and $451, respectively. Such legal, advisory and transaction costs are reflected as general and administrative expenses.
Interest Expense
Interest expense was $3,671 for the year ended December 31, 2013 and is comprised of commitment fees and interest expense on borrowings under our four-year $200,000 revolving credit facility, coupled with the amortization of associated loan origination costs.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $59,770 for the year ended December 31, 2013.

Successor - Period from August 16 to December 31, 2012
Revenue was $31,770 for the period from August 16 to December 31, 2012, during which we sold 481,208 tons of frac sand under four long-term contracts, one of which was terminated on November 12, 2012. Production costs were $8,944, or $18.59 per ton sold, and gross profit was $21,717. Net income was $17,417 for the period from August 16 to December 31, 2012.
Predecessor – Period from January 1 to August 15, 2012
Revenue was $46,776 for the period from January 1, 2012 to August 15, 2012, during which we sold 726,213 tons of frac sand under four long-term contracts, two of which commenced in May 2012. Production costs were $12,247, or $16.86 per ton sold, and gross profit was $33,440. Due to the nature of the long-term contracts with our customers that require our customers to pay a specified price for a specified volume of frac sand each month, gross profit is primarily affected by royalties and the cost to excavate and process sand. Production costs per ton were impacted by the reduced royalty rate per ton resulting from the July 2012 buyout of certain royalty agreements, as well as the full impact of enhanced production efficiencies derived from the Wyeville plant expansion, completed in March 2012. General and administrative expenses were $4,631, including certain expenses incurred by our sponsor, such as legal and professional fees and payroll and related costs associated with the preparation for, and in connection with, our initial public offering. Interest expense was $3,240 related to our sponsor’s debt, all of which was retained by our sponsor following the initial public offering. Net income was $25,020 for the period from January 1, 2012 to August 15, 2012.
Predecessor – Year Ended December 31, 2011
Revenue was $20,353 for the year ended December 31, 2011, during which we sold 332,593 tons of frac sand subsequent to the commencement of operations at the Wyeville facility in late July 2011. Production costs were $5,998, or $18.03 per ton sold, and gross profit was $13,906. Production costs per ton reflect the operating costs and cost of production subsequent to the commencement of operations at the Wyeville facility in July 2011 and the higher royalty rate per ton sold. General and administrative expenses were $2,324 reflecting the cost structure of a private company. Interest expense was $1,893 related to our sponsor’s debt, all of which was retained by our sponsor following the initial public offering. Net income was $9,280 for the year ended December 31, 2011.
Supplemental Analysis - Successor Year Ended December 31, 2013 Compared to Pro Forma Year Ended December 31, 2012
Revenues
Revenues generated from the sale of frac sand were $165,413 for the year ended December 31, 2013, during which we sold 2,520,119 tons of frac sand. Revenue was $78,546 for the pro forma year ended December 31, 2012, during which we sold 1,207,421 tons of frac sand produced from our production facilities. Average sales price per ton was $66 for the year ended December 31, 2013 and $65 for the pro forma year ended December 31, 2012. The change in sales price between the two periods is due to the mix in pricing of FOB plant and FOB destination (79% and 100% of tons were sold FOB plant for the year ended December 31, 2013 and the pro forma year ended December 31, 2012, respectively) and the mix of product sold, partially offset by the reduced sales prices under one of our customer contracts.
Other revenue was $13,557 for the year ended December 31, 2013 related to transload and terminaling, silo leases and other services not provided by us prior to the acquisition of D&I in June 2013.
Costs of goods sold – Production costs
We incurred production costs of $41,999, or $18.74 per ton produced and delivered, for the year ended December 31, 2013, compared to $21,191, or $17.55 per ton sold, for the pro forma year ended December 31, 2012. The decrease in production cost per ton was primarily attributable to the reduced royalty rate per ton resulting from our July 2012 buyout of certain royalty agreements.
The principal components of production costs involved in operating our business are excavation costs, labor, utilities, maintenance and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following provides a summary of the drivers impacting the level of production costs between the year ended December 31, 2013 and the corresponding pro forma year ended December 31, 2012.
For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred $13,451 and $7,788, respectively, of excavation costs due to increased tons excavated to meet demand and labor costs of $8,110 and $5,431, respectively, which were capitalized into the cost of inventory.
For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred $5,113 and $2,355 of utility costs, respectively. The increase in such costs was the result of increased tons produced and sold in 2013, as compared to 2012.
For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred $3,645 and $1,379, respectively, of repairs and maintenance costs. The increase in such costs was driven by projects at our wet plant during the first quarter of 2013, including the disposal and replacement of $191 of equipment.

For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred royalties of $8,329 and $4,998, respectively. The impact of the lower royalty rate per ton following our July 2012 buyout of certain royalty agreements was partially offset by the increased number of tons sold in the year ended December 31, 2013.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Other cost components, including demurrage costs, storage fees, labor and rent are charged to costs of goods sold in the period in which they are incurred.
We purchase sand through long-term supply agreements with third parties at a fixed price per ton and through the spot market. For the year ended December 31, 2013, we incurred $9,975 of purchased sand costs. In addition, we incurred $1,171 of non-cash costs associated with the sale of inventory marked up to fair value in connection with the D&I acquisition.
We incur transportation costs including trucking, freight charges and fuel surcharges when transporting our sand from its origin to destination. For the year ended December 31, 2013, we incurred $25,292 of transportation costs.
Other costs of sales was $10,250 during the year ended December 31, 2013, and was primarily comprised of demurrage, storage fees, on-site labor and railcar rental fees.
We did not incur other costs of sales during the pro forma year ended December 31, 2012.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred $7,197 and $2,198, respectively, of depreciation, depletion and amortization expense. The increase in such costs is attributable to the acquisition of D&I and the depreciation and amortization of its tangible and intangible assets during the period.
Gross Profit
Gross profit was $83,086 for the year ended December 31, 2013 and $55,157 for the pro forma year ended December 31, 2012. The increase in gross profit was primarily the result of the D&I acquisition, additional tons sold, and reduced production costs per ton, offset by reduced average sales pricing resulting from the customer contract amendment effective April 1, 2013.
Operating Costs and Expenses
For the year ended December 31, 2013 and the pro forma year ended December 31, 2012, we incurred operating costs and expenses of $19,371 and $6,818, respectively. The principal components of our operating costs and expenses are general and administrative expenses. The increase in such costs was due to transaction costs of $2,179 associated with our acquisition of D&I and our preferred interest in Augusta, $2,620 of intangible asset amortization, $2,277 of costs attributable to the D&I operations, $1,143 of legal and advisory expenses in connection with our termination of the Baker Hughes supply agreement and the resulting unitholder lawsuits, and increased costs of $2,897 incurred in connection with the requirements of being a publicly traded partnership.
During the year ended December 31, 2013, legal fees included $500 in costs associated with unitholder litigation. Future legal expenses incurred in connection with the unit holder lawsuits beyond our $500 deductible, which was met during the second quarter of 2013, are reimbursable from our insurance carrier. Legal expenses associated with the Baker Hughes litigation are not reimbursable from our insurance carrier.
Interest Expense
Interest expense was $3,671 for the year ended December 31, 2013 compared to $320 in the pro forma year ended December 31, 2012. The interest expense for the 2012 pro forma period consisted of commitment fees and amortization of associated loan origination costs under the Partnership’s credit facility. The interest expense in the 2013 period related to commitment fees and interest expense on borrowings under our four-year $200,000 revolving credit facility, coupled with the amortization of associated loan origination costs.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $59,770 for the year ended December 31, 2013 compared to net income of $48,048 for the pro forma year ended December 31, 2012.
Supplemental Analysis - Pro Forma Year Ended December 31, 2012 Compared to Predecessor Year Ended December 31, 2011
We were formed in October 2010 and commenced construction of our Wyeville facility in January 2011. We completed construction of our Wyeville facility in June 2011 and began selling sand to our customers in July 2011. Our historical financial statements for the year ended December 31, 2011 reflect operations from July 2011 through December 31, 2011 and general and administrative expenses for the entire year.

Revenues
Revenues generated from the sale of frac sand were $78,546 for the pro forma year ended December 31, 2012, during which we sold 1,207,421 tons of frac sand produced and delivered from our production facilities. Revenue was $20,353 for the year ended December 31, 2011, during which we sold 332,593 tons of frac sand produced from our Wyeville facility. Average sales price per ton was $65 for the pro forma year ended December 31, 2012 and $61 for the year ended December 31, 2011.
Costs of goods sold – Production costs
We incurred production costs of $21,191, or $17.55 per ton produced and delivered, for the pro forma year ended December 31, 2012, compared to $5,998, or $18.03 per ton sold, for the year ended December 31, 2011. The decrease in production cost per ton was primarily attributable to the reduced royalty rate per ton resulting from our July 2012 buyout of certain royalty agreements.
The principal components of production costs involved in operating our business are excavation costs, labor, utilities, maintenance and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following provides a summary of the drivers impacting the level of production costs between the pro forma year ended December 31, 2012 and the year ended December 31, 2011.
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred $7,788 and $2,502, respectively, of excavation costs due to increased tons excavated to meet demand and labor costs of $5,431 and $1,696, respectively, which were capitalized into the cost of inventory.
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred $2,355 and $639 of utility costs, respectively. The increase in such costs was the result of increased tons produced and sold in 2012, as compared to 2011.
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred $1,379 and $308, respectively, of repairs and maintenance costs. The increase in such costs reflected the longer period of operations in 2012.
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred royalties of $4,998 and $2,045, respectively. The impact of the lower royalty rate per ton following our July 2012 buyout of certain royalty agreements was offset by the increased number of tons sold in the year ended December 31, 2012.
Costs of goods sold – Depreciation and depletion
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred $2,198 and $449, respectively, of depreciation and depletion expense. The increase in such costs reflected the longer period of operations in 2012.
Gross Profit
Gross profit was $55,157 for the pro forma year ended December 31, 2012 and $13,906 for the year ended December 31, 2011. The increase in gross profit was due primarily to the increase in tons sold, increased depreciation and depletion due to the longer period of time over which excavation and plant operations took place, reduced royalty rate per ton, and enhanced production efficiencies derived from the Wyeville plant expansion, completed in March 2012. Efficiencies included capturing certain grades of sand for sale that had previously been included in reject material, resulting in increased product yield and lower excavation costs per ton sold in 2012.
Operating Costs and Expenses
For the pro forma year ended December 31, 2012 and the year ended December 31, 2011, we incurred operating costs and expenses of $6,818 and $2,733, respectively. We were in a start-up phase for a portion of the year ended December 31, 2011 and did not incur the level of general and administrative expenses required to support an operating company. In addition to the impact from the ramp-up of our operations, these incremental general and administrative expenses were primarily driven by higher legal and other professional fees, along with higher payroll and related costs. Such costs were largely incurred in preparation for, and in connection with, our IPO.
Interest Expense
Interest expense was $320 for the pro forma year ended December 31, 2012 compared to $1,893 during the year ended December 31, 2011. The interest expense for the 2012 pro forma period consisted of commitment fees and amortization of associated loan origination costs under the Partnership’s credit facility. The interest expense of $1,893 for the year ended 2011 was related to our sponsor’s debt, all of which was retained by our sponsor following our initial public offering.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $48,048 for the pro forma year ended December 31, 2012 compared to net income of $9,280 for the year ended December 31, 2011.

Liquidity and Capital Resources
Overview
The principal liquidity requirements of our sponsor, as predecessor, were to fund capital expenditures for the purchase of the Wyeville land, construction and expansion of the related sand processing facility, construction of railway spurs and to meet working capital needs. Our sponsor met its liquidity needs with a combination of funds generated through operations, proceeds from long-term indebtedness and prepayments under one of its long-term sales contracts.
We expect our principal sources of liquidity will be cash generated by our operations, supplemented by borrowings under our $200,000 four-year revolving credit facility, as necessary. We believe that cash from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. As of December 31, 2013, our sources of liquidity consisted of $20,608 of available cash and $60,250 pursuant to available borrowings under our revolving credit facility ($200,000, net of $1,500 letter of credit commitments and $138,250 indebtedness). In addition, our general partner is authorized to issue an unlimited number of additional units without the approval of existing limited partner unitholders.
On May 9, 2013, we entered into a commitment increase agreement and second amendment to our credit facility whereby the lenders, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of other lenders to the lending bank group. Under the second amendment, we agreed to a term out feature under which $50,000 of borrowings would convert to a term loan due August 21, 2016 if the outstanding borrowings under the revolver exceeded $125,000 for four consecutive quarters. If balances are outstanding on a term loan, we would be required to maintain a debt service coverage ratio (as such term is defined in the credit agreement) of not less than 1.50 to 1.00. On June 10, 2013, we drew $100,000 under our revolving credit facility to fund the acquisition of D&I.
We expect that our future principal uses of cash will be for working capital, making distributions to our unitholders, capital expenditures and funding any debt service obligations. On January 16, 2014, our general partner’s board of directors declared a cash distribution for the fourth quarter of 2013 of $0.5100 per common and subordinated unit, or $2.04 on an annualized basis. This represented the sixth distribution declared by us and corresponds to a 7% increase from our minimum quarterly distribution of $0.4750 per unit. This distribution was paid on February 14, 2014 to unitholders of record on January 31, 2014. On a going-forward basis, we intend to pay a quarterly distribution of $0.5100 per common and subordinated unit per quarter, which equates to $14,726 per quarter, or $58,904 per year, based on the number of common and subordinated units outstanding as of February 28, 2014, to the extent we have sufficient operating surplus, as defined in our partnership agreement, and cash generated from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We do not have a legal or contractual obligation to pay this distribution. Holders of our Class B Units are not entitled to distributions until they are converted into common units, with such conversion being fully contingent upon defined earnings and distribution payment thresholds over a specific period of time.
Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. As of December 31, 2013, we had a positive working capital balance of $54,654, as compared to a deficit balance of $56,096 at December 31, 2012.

The following table summarizes our working capital as of the dates indicated.

	December 31, 2013	December 31, 2012
	Successor	Successor
Current assets:
Cash	$20,608	$10,498
Restricted cash	690	—
Accounts receivable, net	37,442	9,333
Inventories	22,418	7,763
Due from sponsor	—	5,615
Prepaid expenses and other current assets	1,625	566
Total current assets	82,783	33,775
Current liabilities:
Accounts payable	10,108	4,657
Accrued and other current liabilities	7,669	2,534
Due to sponsor	10,352	80,965
Deferred revenue	—	1,715
Total current liabilities	28,129	89,871
Working capital (deficit)	$54,654	$(56,096)
Working capital increased during the period primarily as a result of our acquisition of D&I, the conversion into capital of advances payable to our sponsor, and the ramp-up of operations at our Augusta facility.
Accounts receivable increased by $28,109 during the year ended December 31, 2013. The increase was primarily due to $20,332 of accounts receivable related to sales at our destination terminals. In addition, our accounts receivable increased due to balances receivable from a customer who, as of December 31, 2012, maintained a prepaid balance for future deliveries of frac sand. The increase in accounts receivable was also attributable to increased shipments from our production facilities of frac sand during the three months ended December 31, 2013, compared to the tons of frac sand shipped during the quarter ended December 31, 2012.
Our inventory consists primarily of sand that has been excavated and processed through the wet plant and finished goods in transit. The increase in our inventory of $14,655, was primarily driven by higher finished goods inventory of $11,334 during the period, coupled with an increase to our stockpiles in advance of the winter months when our wet plant operations shut down. Most of our finished goods inventory is either in transit to our customers or held at our terminals for future sale.
At December 31, 2012, we had an amount due from our sponsor related to our payment of certain liabilities on its behalf. The subject liabilities were comprised of certain accounts payable that were paid related to the Augusta construction project. Our sponsor repaid the remainder of this balance during the first quarter of 2013. At December 31, 2012, we also had $80,965 of advances payable to our sponsor, which was extinguished in January 2013 through the conversion into capital and assumption of debt. As of December 31, 2013, we had an amount due to our sponsor of $10,352, primarily related to management fees and other payments made by the sponsor on our behalf.
Accounts payable and accrued liabilities increased by $10,586 on a combined basis during the year ended December 31, 2013. The increase was primarily attributable to $9,301 of such liabilities held by D&I.
Deferred revenue represents prepayments from a customer for future deliveries of frac sand. In July 2012, we received a payment of $8,250 from a customer in order to prepay for the remainder of its anticipated frac sand shipments in 2012. From July 2012 through December 2012, we recognized $6,535 of revenue related to the customer’s prepayment, resulting in a deferred revenue balance of $1,715 at December 31, 2012. During the year ended December 31, 2013, we recognized $1,715 of revenue related to the customer’s prepayment, thereby leading to no outstanding deferred revenue remaining as of December 31, 2013.

Cash Flow Activities Were As Follows For The Periods Indicated:
	Year Ended December 31, 2013	Period from August 16 through December 31, 2012	Period from January 1 Through August 15, 2012	Pro Forma Adjustments (a)	Pro Forma for the Year Ended December 31, 2012	Year Ended December 31, 2011
	Successor	Successor	Predecessor			Predecessor
Net cash provided by (used in):
Operating activities	$64,323	14,498	$16,660	$—	$31,158	$18,788
Investing activities	(105,585)	(8,218)	(80,045)	—	$(88,263)	(50,199)
Financing activities	51,372	2,234	61,048	—	63,282	42,465
(a) Pro forma adjustments give effect to exclude the cash flows attributable to entities retained by our sponsor through August 15, 2012.
Cash Flows - Successor Year Ended December 31, 2013
During the period, the Partnership generated $64,323 of cash flows from operations, $138,250 through receipts of borrowings under our credit facility and $5,615 of net repayments of affiliate financing from our sponsor. These funds were primarily used to pay $94,955 for the cash portion of the D&I acquisition price, $10,630 of capital expenditures, $58,414 of distributions to our unitholders, a $33,250 repayment of assumed debt from our sponsor, and $829 of loan origination costs during the period. Excess cash generated during the period of $10,110 was retained by the Partnership.
Cash Flows – Successor Period from August 16 through December 31, 2012
During the period, we generated $14,498 of cash flows from operations, received a $4,606 cash contribution from our sponsor and $4,250 of net affiliate financing from the sponsor. These funds were used to pay for $8,218 of investing activities, make $6,479 of distributions and pay $143 in loan origination costs. Excess cash generated during the period of $8,514 was retained by us.
Cash Flows – Predecessor Period from January 1 through August 15, 2012
During the period, the Predecessor generated $16,660 of cash flows from operations and $61,048 from financing activities. The financings included borrowings under our sponsor’s secured credit facility and the subordinated promissory notes. These funds, along with a portion of the beginning cash on hand, were used to pay for $80,075 of capital expenditures, which primarily related to the construction of the Augusta plant and expansion of the Wyeville plant.
Cash Flows – Predecessor Year Ended December 31, 2011
During the period, the Predecessor generated $18,788 of cash flows from operations and $42,465 from financing activities. The financings included borrowings under the sponsor’s subordinated promissory notes. These funds were primarily used to pay for $50,169 of capital expenditures related to the construction of the Wyeville plant. Remaining cash of $11,054 was retained by the Predecessor.
Supplemental Analysis - Successor Year Ended December 31, 2013 Compared to Successor Pro Forma Year Ended December 31, 2012
Operating Activities
Net cash provided by operating activities was $64,323 for the year ended December 31, 2013 and $31,158 for the pro forma year ended December 31, 2012. Operating cash flows include $60,044 of net income earned during the year ended December 31, 2013 and $48,025 of net income earned in the pro forma year ended December 31, 2012, adjusted for non-cash operating expenses and changes in operating assets and liabilities.
Investing Activities
Net cash used in investing activities was $105,585 for the year ended December 31, 2013 and consisted primarily of $94,955 for the acquisition of D&I and $10,630 of capital expenditures, including the addition of 100 mesh production capabilities and a new conveyor system installed over the rail line bisecting the Wyeville property. Net cash used in investing activities was $88,263 for the pro forma year ended December 31, 2012 and consisted primarily of costs associated with the construction of the Augusta facility and the expansion of our Wyeville facility.
Financing Activities
Net cash provided by financing activities was $51,372 for the year ended December 31, 2013, which included receipts of $138,250 of borrowings under our credit facility and $5,615 of net repayments of affiliate financing from our sponsor. These inflows were offset by $58,414 of distributions to our unitholders, $33,250 repayment of assumed debt from our sponsor and payment of $829 of loan origination costs during the period.

Net cash proceeds from financing activities was $63,282 for the pro forma year ended December 31, 2012, which comprised $4,606 of contributions received from the sponsor and $66,985 of other financing proceeds, offset by $6,704 of distributions and payment of $1,605 of loan origination costs.
Supplemental Analysis - Successor Pro Forma Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Operating Activities
Net cash provided by operating activities was $31,158 for the pro forma year ended December 31, 2012 and $18,788 for year ended December 31, 2011. Operating cash flows include $48,025 of net income earned during the pro forma year ended December 31, 2012 and $9,280 of net income earned in the year ended December 31, 2011, adjusted for non-cash operating expenses and changes in operating assets and liabilities.
Investing Activities
Net cash used in investing activities was $88,263 for the pro forma year ended December 31, 2012 and consisted primarily of costs associated with the construction of the Augusta facility and the expansion of our Wyeville facility. Net cash used in investing activities was $50,199 for the year ended December 31, 2011 and consisted primarily of costs associated with the initial acquisition, construction and development of our Wyeville facility.
Financing Activities
Net cash proceeds from financing activities was $63,282 for the pro forma year ended December 31, 2012, which comprised $4,606 of contributions received from the sponsor and $66,985 of other financing proceeds, offset by $6,704 of distributions and payment of $1,605 of loan origination costs.
Net cash provided by financing activities was $42,465 for the year ended December 31, 2011, which included $48,692 of proceeds and $5,000 of repayments under our sponsor’s subordinated promissory notes. In addition, our predecessor received capital contributions of $697 and incurred loan origination costs of $1,924.
Our sponsor retained each of its existing debt arrangements referred to in the above discussion. We did not have any borrowings under our new revolving credit facility following our initial public offering.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are likely to have a material effect on our current or future financial condition, changes in financial condition, sales, expenses, results of operations, liquidity, capital expenditures or capital resources.
The Partnership has long-term operating leases for rail access, railcars and equipment at its terminal sites, which are also under long-term lease agreements with various railroads.
Capital Requirements
We do not have any significant anticipated capital requirements associated with our production facilities and there are currently no significant required capital commitments related to our terminal facilities.
Revolving Credit Facility
We have a four-year $200,000 senior secured revolving credit facility. As of December 31, 2013, we had $138,250 indebtedness and $60,250 of undrawn borrowing capacity ($200,000, net of $138,250 of indebtedness and $1,500 letter of credit commitments) under our credit facility. The credit facility is available to fund working capital and general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under our revolving credit facility are secured by substantially all of our assets.
On May 9, 2013, we entered into a commitment increase agreement and second amendment to our credit facility whereby the lenders, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of other lenders to the lending bank group. Under the second amendment, we agreed to a term out feature under which $50,000 of borrowings would convert to a term loan due August 21, 2016 if the outstanding borrowings under the revolver exceeded $125,000 for four consecutive quarters. If balances are outstanding on a term loan, we would be required to maintain a debt service coverage ratio (as such term is defined in the credit agreement) of not less than 1.50 to 1.00. On June 10, 2013, we drew $100,000 under our credit facility to fund the acquisition of D&I.
Subsidiary Guarantors
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the current subsidiaries of Hi-Crush Partners LP (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) as of December 31, 2013 was a 100 percent directly or indirectly owned subsidiary of the Partnership (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of December 31, 2013, the guarantors were our sole subsidiaries, other than Hi-Crush Finance Corp., which was our 100 percent owned subsidiary.
Effective April 28, 2014, the Partnership formed Hi-Crush Acquisition Co. LLC, a 100% owned subsidiary, and maintained a 98.0% ownership in the common units of Augusta. As a result of the Augusta Contribution, the Partnership's historical financial information was recast to combine Augusta and the Partnership as if the combination had been in effect since inception of common control.
As of December 31, 2013, the Partnership had no assets or operations independent of its subsidiaries, and there are no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. None of the assets of our subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).

Customer Concentration
For the year ended December 31, 2013, sales to each of Halliburton, Weatherford and FTS International accounted for greater than 10% of our total revenues. For the pro forma year ended December 31, 2012, sales to each of Halliburton, Weatherford, FTS International and Baker Hughes accounted for greater than 10% of our total revenues. For the predecessor year ended December 31, 2011, sales to Halliburton and Weatherford accounted for greater than 10% of our total revenues.

Contractual Obligations
The following table presents our contractual obligations and other commitments as of December 31, 2013:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Asset retirement obligations (1)	$4,628	$—	$—	$—	$4,628
Repayment of credit facility at maturity	138,250	—	138,250	—	—
Operating lease obligations	36,974	$7,009	12,239	10,306	7,420
Total	$179,852	$7,009	$150,489	$10,306	$12,048
(1) The asset retirement obligation represents the fair value of the post closure reclamation and site restoration commitments for our property and processing facilities located in Augusta, Wisconsin and Wyeville, Wisconsin.

Environmental Matters
We are subject to various federal, state and local laws and regulations governing, among other things, hazardous materials, air and water emissions, environmental contamination and reclamation and the protection of the environment and natural resources. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Recent Accounting Pronouncements
In February 2013, the Financing Accounting Standards Board (“FASB”) issued amended guidance on the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Such arrangements may include debt, other contractual obligations, and settled litigation and judicial rulings. The amended guidance is to be applied retrospectively to all prior periods presented. This guidance will be effective for us beginning January 1, 2014. We anticipate that the adoption of this amended guidance will not materially affect its financial position, result of operations or cash flows.
In December 2011 and January 2013, the FASB issued amended guidance on disclosures pertaining to certain assets and liabilities that are either offset in an entity’s financial statements or those that are subject to a master netting agreement or similar arrangement. The scope of these disclosures is limited to derivatives, repurchase agreements and securities lending transactions. We adopted this guidance effective January 1, 2013, and, as it only impacts disclosures, it did not affect our financial position, result of operations or cash flows.

New and Revised Financial Accounting Standards
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our election to “opt-out” of the extended transition period is irrevocable.

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.
Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.
Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.
Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property. No impairment charges were recorded during 2013, 2012 or 2011.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
A substantial majority of our frac sand is sold under long-term supply agreements, the terms of which expire between 2014 and 2019. The long-term agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase at the end of the defined cure period, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.
Revenue attributable to silo storage leases is recorded on a straight-line basis over the term of the lease.
Asset Retirement Obligation
We estimate the future cost of dismantling, restoring and reclaiming operating excavation sites and related facilities in accordance with federal, state and local regulatory requirements. We record the initial estimated present value of reclamation costs as an asset retirement obligation and increase the carrying amount of the related asset by a corresponding amount. We allocate reclamation costs to expense over the life of the related assets and adjust the related liability for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate. If the asset retirement obligation is settled for more or less than the carrying amount of the liability, a loss or gain will be recognized, respectively.
Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our production facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpiles based on the number of tons in the stockpile.
Inventory transported for sale at our terminal facility includes the cost of purchased or manufactured sand, plus transportation related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market.
Depletion
We amortize the cost to acquire land and mineral rights using a units of production method, based on the total estimated reserves and tonnage extracted each period.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches. There was no impairment charge related to goodwill during the year ended December 31, 2013.
We amortize the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 18 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. During the year ended December 31, 2013, we did not record any impairment charges or changes in the useful life of its intangible assets.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding common and subordinated units. Basic and diluted net income per unit are the same as there are no potentially dilutive common or subordinated units outstanding.
As the 3,750,000 Class B Units do not have voting rights or rights to share in our periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, they are not deemed to be participating securities in their current form. In addition, the conversion of the Class B Units into common units is fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership. Therefore, it is possible that the Class B Units may never be converted into common units. As such, until all of the defined payment and earnings criteria are satisfied, the Class B Units will not be included in our calculation of either basic or diluted earnings per unit.
Income Taxes
We and our sponsor are pass-through entities and are not considered taxing entities for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying condensed consolidated financial statements. Our net income or loss is allocated to our partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2013 and 2012, we did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.

Related Party Transactions
Effective August 16, 2012, in connection with our IPO and our sponsor’s contribution of the Wyeville facility and operations, we entered into the Services Agreement with Hi-Crush Services, pursuant to which Hi-Crush Services provides certain management and administrative services to our general partner in connection with operating our business. Under this agreement, we reimburse Hi-Crush Services, on a monthly basis, for the allocable expenses that it incurs in its performance of the specified services. These expenses include, among other things, salary, bonus, incentive compensation, rent and other administrative expenses for individuals and entities that perform services for us or on our behalf. In addition, effective August 16, 2012, we entered into an agreement with our sponsor, pursuant to which the sponsor provides maintenance and capital spares to us in connection with the ongoing maintenance of our Wyeville facility. Our sponsor bills us for the approximate cost of such items. During the year ended December 31, 2013 and the period from August 16 through December 31, 2012, we incurred $5,122 and $1,702, respectively, of management service expenses from Hi-Crush Services under the Services Agreement.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other. During the period from August 16 through December 31, 2012, we made payments of $9,866 to various suppliers, vendors or other counterparties on behalf of our sponsor. This balance was offset by $1,028 of management fees charged by our sponsor and $3,223 of net payments made by our sponsor on behalf of us. The balance of $5,615 which was maintained as a current asset under the caption “Due from sponsor” as of December 31, 2012, was repaid by our sponsor in February 2013.
As of December 31, 2013 and December 31, 2012, an outstanding balance of $10,352 and $80,965, respectively, payable to our sponsor is maintained as a current liability under the caption “Due to sponsor.” On January 31, 2013, our sponsor extinguished the $80,965 balance outstanding as of December 31, 2012 as follows:

Conversion into common units of Hi-Crush Augusta LLC, representing a non-controlling interest in the Partnership	$38,172
Conversion into preferred units of Hi-Crush Augusta LLC	9,543
Assumption of bank debt	33,250
Total payable to sponsor extinguished	$80,965
On May 25, 2011, our sponsor entered into a management services agreement with Red Oak Capital Management LLC (the “Service Provider”) which is owned by two members who are also equity members in our sponsor. The agreement provides for certain management and administrative support services to be provided to our sponsor for a term of one year and that thereafter remains in place upon the same terms and conditions. Either party may terminate the agreement by delivering written notice within 90 days prior to the date of expiration of the initial term or any time after the expiration of the initial term, by delivering written notice 90 days prior to the desired date of termination. Our sponsor reimburses the Service Provider 95% of the Service Provider’s actual costs limited to $850 per year. These fees are included in general and administrative expenses. Total management fees under this agreement were $318 and $370 for the period from January 1 to August 15, 2012 and the year ended December 31, 2011, respectively. The management fee was $166 for the period from August 16 to December 31, 2012. Management fees incurred during the year ended December 31, 2013 are included as a portion of the management services expense from Hi-Crush Services.
Through August 15, 2012, our sponsor paid quarterly director fees to non-management directors that may be members and/or holders of our sponsor’s debt through the date of the IPO. Total director fees were $62 and $60 for the period from January 1 to August 15, 2012 and the year ended December 31, 2011, respectively.
Between May 25, 2011 and July 20, 2012, our sponsor entered into various subordinated promissory notes with certain of its equity investors and their affiliates in an aggregate initial principal amount of $52,167. Borrowings under the subordinated promissory notes bore interest, at the sponsor’s option, at a rate of 10% for cash interest and 12% for paid-in-kind interest (“PIK interest”). Accruals for PIK interest increased the outstanding principal balance of these promissory notes. The balances of the PIK interest and subordinated promissory notes were paid in full on August 21, 2012 with the proceeds of the sale of the common units by our sponsor. At December 31, 2011, there was $46,112 outstanding under the sponsor’s subordinated promissory notes, including $2,421 of PIK interest.
In order to fund a royalty termination payment, the sponsor entered into new subordinated promissory notes in July 2012 with certain of its equity investors and their affiliates in an aggregate initial principal amount of $14,981. Consistent with its existing subordinated promissory notes, borrowings under the new subordinated promissory notes bore interest, at the sponsor’s option, at a rate of 10% for cash interest and 12% for PIK interest. The balances of the PIK interest and subordinated promissory notes, as retained by the sponsor, were paid in full by the sponsor on August 21, 2012 with the proceeds of the sale of the common units by our sponsor.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Hi-Crush GP LLC and Unitholders of Hi-Crush Partners LP

In our opinion, the accompanying consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, partners’ capital and cash flows for the year ended December 31, 2013 and the period from August 16, 2012 through December 31, 2012 present fairly, in all material respects, the financial position of Hi-Crush Partners LP and its subsidiaries (Successor) at December 31, 2013 and 2012 and the results of their operations and their cash flows for the year ended December 31, 2013 and the period from August 16, 2012 through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 28, 2014, except for the effects of the merger of entities under common control discussed in Note 9 and the supplemental condensed consolidating financial information included in Note 17 to the consolidated financial statements, as to which the date is August 11, 2014

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Hi-Crush GP LLC and Unitholders of Hi-Crush Partners LP

In our opinion, the accompanying consolidated statements of operations, members’ capital and cash flows for the period from January 1, 2012 through August 15, 2012 and the year ended December 31, 2011 present fairly, in all material respects, the results of operations and cash flows of Hi-Crush Proppants LLC and its subsidiaries (Predecessor) for the period from January 1, 2012 through August 15, 2012 and the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 13, 2013, except for the supplemental condensed consolidating financial information included in Note 17 to the consolidated financial statements, as to which the date is August 11, 2014

HI-CRUSH PARTNERS LP
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31, 2013(a)	December 31, 2012(a)
	Successor	Successor
Assets
Current assets:
Cash	$20,608	$10,498
Restricted cash	690	—
Accounts receivable, net	37,442	9,333
Inventories	22,418	7,763
Due from sponsor	—	5,615
Prepaid expenses and other current assets	1,625	566
Total current assets	82,783	33,775
Property, plant and equipment, net	195,834	154,527
Goodwill and intangible assets, net	71,936	—
Other assets	3,808	1,095
Total assets	$354,361	$189,397
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$10,108	$4,657
Accrued and other current liabilities	7,669	2,534
Due to sponsor	10,352	80,965
Deferred revenue	—	1,715
Total current liabilities	28,129	89,871
Long-term debt	138,250	—
Asset retirement obligation	4,628	4,399
Total liabilities	171,007	94,270
Commitments and contingencies	—	—
Equity and Partners' capital:
General partner interest	—	—
Limited partner interest, 28,865,171 and 27,280,702 units outstanding, respectively	138,580	95,129
Class B units, 3,750,000 and zero units outstanding, respectively	9,543	—
Total partners' capital	148,123	95,129
Non-controlling interest	35,231	(2)
Total equity and partners' capital	183,354	95,127
Total liabilities, equity and partners' capital	$354,361	$189,397

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 9.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Operations
(In thousands, except unit and per unit amounts)

	For the Year Ended December 31, 2013(a)	Period From August 16 Through December 31, 2012(a)	Period From January 1 Through August 15, 2012	For the Year Ended December 31, 2011
	Successor	Successor	Predecessor	Predecessor
Revenues	$178,970	$31,770	$46,776	$20,353
Cost of goods sold (including depreciation, depletion and amortization)	95,884	10,053	13,336	6,447
Gross profit	83,086	21,717	33,440	13,906
Operating costs and expenses:
General and administrative expenses	19,096	3,757	4,631	2,324
Exploration expense	47	121	539	381
Accretion of asset retirement obligation	228	102	16	28
Income from operations	63,715	17,737	28,254	11,173
Other income (expense):
Other income	—	—	6	—
Interest expense	(3,671)	(320)	(3,240)	(1,893)
Net income	60,044	17,417	25,020	9,280
(Income) loss attributable to non-controlling interest	(274)	23	—	—
Net income attributable to Hi-Crush Partners LP	$59,770	$17,440	$25,020	$9,280
Earnings per unit:
Common units	$2.08	$0.68
Subordinated units	$2.08	$0.68
Weighted average limited partner units outstanding:
Common units	14,527,914	13,640,351
Subordinated units	13,640,351	13,640,351

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 9.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31, 2013(a)	Period From August 16 Through December 31, 2012(a)	Period From January 1 Through August 15, 2012	Year Ended December 31, 2011
	Successor	Successor	Predecessor	Predecessor
Operating activities:
Net income	$60,044	$17,417	$25,020	$9,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	6,132	1,109	1,089	449
Amortization of intangible assets	3,687	—	—	—
Amortization of deferred charges into interest expense	463	105	364	154
Management fees paid by Member on behalf of Hi-Crush Augusta LLC	1,424	674	—	—
Accretion of asset retirement obligation	228	102	16	28
Loss on replacement of equipment	191	—	—	—
Unit based compensation to independent directors	100	—	—	—
Income from restricted cash	(2)	—	—	—
Interest expense converted into principal	—	—	3,083	2,421
Changes in operating assets and liabilities:
Accounts receivable	(10,201)	3,391	(8,698)	(4,026)
Prepaid expenses and other current assets	(250)	(486)	(4,549)	(294)
Inventories	(4,034)	(2,747)	(2,052)	(2,374)
Other assets	(2,234)	—	—	—
Accounts payable	(4,201)	(775)	2,814	3,156
Accrued liabilities and other current liabilities	4,339	584	2,161	816
Due to sponsor	10,352	—	—	—
Deferred revenue	(1,715)	(4,876)	(2,588)	9,178
Net cash provided by operating activities	64,323	14,498	16,660	18,788
Investing activities:
Cash paid for acquisition of D&I Silica LLC, net of cash acquired	(94,955)	—	—	—
Capital expenditures for property, plant and equipment	(10,630)	(8,218)	(80,075)	(50,169)
(Increase) decrease in restricted cash	—	—	30	(30)
Net cash used in investing activities	(105,585)	(8,218)	(80,045)	(50,199)
Financing activities:
Proceeds from issuance of long-term debt	138,250	—	63,985	48,692
Repayment of long-term debt	(33,250)	—	(1,250)	(5,000)
Affiliate financing, net	5,615	4,250	—	—
Loan origination costs	(829)	(143)	(1,462)	(1,924)
Distributions paid	(58,414)	(6,479)	(225)	—

Contributions received	—	4,606	—	697
Net cash provided by financing activities	51,372	2,234	61,048	42,465
Net increase (decrease) in cash	10,110	8,514	(2,337)	11,054
Cash:
Beginning of period	10,498	1,984	11,054	—
End of period	$20,608	$10,498	$8,717	$11,054

Non-cash investing and financing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property, plant and equipment	$(1,994)	$4,093	$9,345	$1,544
Affiliate debts converted into non-controlling interest	38,172	—	—	—
Issuance of common units for acquisition of D&I Silica, LLC	37,538	—	—	—
Increase (decrease) in accounts payable for loan origination costs	—	(56)	1,238	—
Non-cash component of capital contribution by sponsor to the Partnership	—	81,170	—	—
Non-cash transfer of other assets and deferred charges to property, plant and equipment	—	—	—	277
Distribution to a related party	—	—	—	(400)
Contribution from an affiliate	—	—	—	400
Increase in property, plant and equipment for asset retirement obligation	—	—	—	804
Cash paid for interest, net of amount capitalized	$3,123	$120	$90	$—

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 9.
See Notes to Consolidated Financial Statements

HI-CRUSH PARTNERS LP
Successor Consolidated Statements of Partners’ Capital
(In thousands)

	General Partner Capital	Sponsor Class B Units	Limited Partners
			Public Common Unit Capital	Sponsor Common Unit Capital	Sponsor Subordinated Unit Capital	Total Limited Partner Capital	Total Partner Capital	Non-Controlling Interest	Total Equity and Partners Capital
Balance at May 8, 2012 (Inception)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Contribution of net assets on August 16, 2012	—	—	39,435	2,142	41,577	83,154	83,154	—	83,154
Capital contributions associated with recast of Hi-Crush Augusta LLC(a)	—	—	480	27	507	1,014	1,014	21	1,035
Net income from August 16, 2012 to December 31, 2012(a)	—	—	8,272	449	8,719	17,440	17,440	(23)	17,417
Cash distributions	—	—	(3,073)	(166)	(3,240)	(6,479)	(6,479)	—	(6,479)
Balance at December 31, 2012	—	—	45,114	2,452	47,563	95,129	95,129	(2)	95,127
Issuance of 5,522 common units to independent directors	—	—	100	—	—	100	100	—	100
Issuance of 1,578,947 common units in acquisition of D&I Silica, LLC	—	—	37,358	—	—	37,358	37,358	—	37,358
Conversion of advances to Hi-Crush Proppants LLC(a)	—	9,543	—	—	—	—	9,543	38,172	47,715
Management fees paid by sponsor on behalf of the Partnership(a)	—	—	—	—	—	—	—	1,424	1,424
Cash distributions (a)	—	—	(26,310)	(1,346)	(26,121)	(53,777)	(53,777)	(4,637)	(58,414)
Net income(a)	—	—	29,586	1,367	28,817	59,770	59,770	274	60,044
Secondary offering of units by sponsor	—	—	2,473	(2,473)	—	—	—	—	—
Balance at December 31, 2013	$—	$9,543	$88,321	$—	$50,259	$138,580	$148,123	$35,231	$183,354

(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 9.
See Notes to Consolidated Financial Statements

HI-CRUSH PARTNERS LP
Predecessor Consolidated Statements of Members’ Capital
(In thousands)

	Members’ Equity	Accumulated Earnings	Total Members’ Capital
Balance at January 1, 2011	336	(26)	310
Distributions	(400)	—	(400)
Contributions	1,097	—	1,097
Net income	—	9,280	9,280
Balance at December 31, 2011	1,033	9,254	10,287
Net income	—	25,020	25,020
Cash distributions	(225)	—	(225)
Balance at August 15, 2012	$808	$34,274	$35,082

See Notes to Consolidated Financial Statements

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

1. Business and Organization
Hi-Crush Partners LP (together with its subsidiaries, the “Partnership”) is a Delaware limited partnership formed on May 8, 2012 to acquire selected sand reserves and related processing and transportation facilities of Hi-Crush Proppants LLC. The Partnership is engaged in the excavation and processing of raw frac sand for use in hydraulic fracturing operations for oil and natural gas wells. In connection with its formation, the Partnership issued (a) a non-economic general partner interest to Hi-Crush GP LLC (the “General Partner”), and (b) a 100.0% limited partner interest to Hi-Crush Proppants LLC (the “sponsor”), its organizational limited partner.
Through August 15, 2012, Hi-Crush Proppants LLC owned 100% of the sand reserves and related excavation and processing facilities located in Wyeville, Wisconsin (“Wyeville Plant”). On August 16, 2012, the sponsor contributed its ownership of Hi-Crush Chambers LLC, Hi-Crush Railroad LLC, Hi-Crush Wyeville LLC, Hi-Crush Operating LLC and $4,606 of cash to the Partnership (the “Contribution”). In addition, the sponsor agreed to (1) convert all $23,916 of consolidated net intercompany receivables due from the Partnership into capital and (2) assume via capital contribution $10,028 of outstanding accounts payable maintained by Hi-Crush Operating LLC as of the transaction date. In return, the Partnership issued 13,640,351 common units and 13,640,351 subordinated units to the sponsor. In connection with this transaction, the Partnership also completed an initial public offering through the sale of 12,937,500 of the common units by the sponsor.
The Partnership considers all contributed assets to be under common control with Hi-Crush Proppants LLC. As such, we are presenting the consolidated historical financial statements of Hi-Crush Proppants LLC as our historical financial statements as we believe they provide a representation of our management’s ability to execute and manage our business plan. The financial statement data and operations of Hi-Crush Proppants LLC are referred to herein as “Predecessor,” whereas operations following the IPO transaction on August 16, 2012 are referred to herein as “Successor”.
On January 31, 2013, the Partnership entered into an agreement with the sponsor to acquire an interest in Hi-Crush Augusta LLC, the entity that owns the sponsor’s Augusta raw frac sand processing facility, for $37,500 in cash and 3.75 million of newly issued convertible Class B units in the Partnership. The sponsor will not receive distributions on the Class B units unless certain thresholds are met and until they convert into common units. The preferred interest in Augusta entitled the Partnership to a preferred distribution of $3,750 per quarter, or $15,000 annually. See Augusta Contribution below.
On June 10, 2013, the Partnership acquired an independent frac sand supplier, D & I Silica, LLC (“D&I”), transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and distributor. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units (See Note 5 – Business Combination – Acquisition Accounting). Founded in 2006, D&I is the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales. D&I operates through an extensive logistics network of rail-served origin and destination terminals located in the Midwest near supply sources and strategically throughout Pennsylvania, Ohio and New York.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire substantially all of the remaining equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit facility, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4,250,000 common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014. On May 9, 2014, the Partnership issued an additional 75,000 common units pursuant to the partial exercise of the underwriters' over-allotment option in connection with the April 2014 primary public offering. Net proceeds to the Partnership from the primary offering and the exercise of the over-allotment option totaled $170,828. Upon receipt of the proceeds from the public offering on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit facility. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owned 98% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit facility with various financial institutions by amending and restating its prior $200,000 revolving credit facility.

2. Basis of Presentation
The consolidated financial statements through August 15, 2012 include the consolidated results of operations and cash flows, as well as the financial position of the sponsor (the "Predecessor"). In early 2011, the sponsor acquired land in Monroe County, Wisconsin for the purpose of excavating sand for sale into the oil and natural gas markets. In June 2011, the sponsor completed its construction of the Wyeville Plant in order to process sand excavated from the Monroe County, Wisconsin site, with its first shipments occurring on July 21, 2011.
The consolidated financial statements from August 16, 2012 through December 31, 2013 include the consolidated results of operations and cash flows of the Partnership (the "Successor"). The consolidated financial statements include results of operations and cash flows for D&I prospectively from June 11, 2013. The balance sheet as of December 31, 2013 includes only the financial position of the Partnership, including the retained earnings of the Partnership’s operations from August 16, 2012 through December 31, 2013.
The Augusta Contribution was accounted for as a transaction between entities under common control whereby Augusta's net assets were recorded at their historical cost. Therefore, the Partnership's historical financial information was recast to combine Augusta and the Partnership as if the combination had been in effect since inception of the common control. Refer to Note 9 for additional disclosure regarding the Augusta Contribution.

3. Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The more significant estimates relate to our estimates and assumptions for our mineral reserves and its impact on calculating our depreciation and depletion expense under the units-of-production depreciation method, assessing potential impairment of long-lived assets, estimating potential loss contingencies and estimated cost of future asset retirement obligations. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.
Restricted Cash
The Partnership must pledge cash escrow accounts for the benefit of the Pennsylvania Department of Transportation, Bureau of Rail Freight, Ports and Waterways (“Bureau”) to guarantee performance on rail improvement projects partially funded by the Bureau. The funds are released when the project is completed.
Accounts Receivable
Trade receivables relate to sales of raw frac sand and related services for which credit is extended based on the customer’s credit history and are recorded at the invoiced amount and do not bear interest. The Partnership regularly reviews the collectability of accounts receivable. When it is probable that all or part of an outstanding balance will not be collected, the Partnership establishes or adjusts an allowance as necessary using the specific identification method. Account balances are charged against the allowance after all means of collection have been exhausted and potential recovery is considered remote.
Deferred Charges
Certain direct costs incurred in connection with debt financing have been capitalized and are being amortized using the straight-line method, which approximates the effective interest method, over the life of the debt. Amortization expense is included in interest expense and was $463 for the year ended December 31, 2013, $105 for the period from August 16, 2012 to December 31, 2013, $364 for the period from January 1, 2012 to August 15, 2012 and $154 for the year ended December 31, 2011.
The following is a summary of future amortization expense associated with deferred charges:

For the years ending December 31,
2014	$533
2015	533
2016	401
Total	$1,467
Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our plant facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpile based on the number of tons in the stockpile.
Inventory transported for sale at our terminal facility includes the cost of purchased or manufactured sand, plus transportation related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market. Detail reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.
Property, Plant and Equipment
Additions and improvements occurring through the normal course of business are capitalized at cost. When assets are retired or disposed of, the cost and the accumulated depreciation and depletion are eliminated from the accounts and any gain or loss is reflected in the income statement. Expenditures for normal repairs and maintenance are expensed as incurred. Construction-in-progress is primarily comprised of machinery and equipment which has not been placed in service.
Mine development costs include engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves.
Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.
Mine development costs are amortized using the units-of-production (“UOP”) method on estimated measured tons in in-place reserves. The impact of revisions to reserve estimates is recognized on a prospective basis.
Capitalized costs incurred during the year for major improvement and capital projects that are not placed in service are recorded as construction-in-progress. Construction-in-progress is not depreciated until the related assets or improvements are ready to be placed in service. We capitalize interest cost as part of the historical cost of constructing an asset and preparing it for its intended use. These interest costs are included in the property, plant and equipment line in the balance sheet. The Partnership did not capitalize any interest for the period from August 16, 2012 to December 31, 2013. Capitalized interest was $1,739 for the period from January 1, 2012 to August 15, 2012 and $756 for the year ended December 31, 2011.
Fixed assets other than plant facilities and buildings associated with productive, depletable properties are carried at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment	3 years
Furniture and fixtures	7 years
Vehicles	5 years
Equipment	5-15 years
Rail spur and asset retirement obligation	33 years
Rail and rail equipment	15-20 years
Transload facilities and equipment	15-20 years
Plant facilities and buildings associated with productive, depletable properties that contain frac sand reserves are carried at historical cost and are depreciated using the units-of-production method. Units-of-production rates are based on the amount of proved developed frac sand reserves that are estimated to be recoverable from existing facilities using current operating methods.
The sponsor was in a developmental stage from the date of formation until the Wyeville Plant was deemed to be operational on July 21, 2011.
Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.
Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property. No impairment charges were recorded during 2013, 2012 or 2011.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches. There was no impairment charge related to goodwill during the year ended December 31, 2013.
The Partnership amortizes the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 18 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. During the year ended December 31, 2013, the Partnership did not record any impairment charges or changes in the useful life of its intangible assets.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
The majority of our frac sand is sold under long-term supply agreements, the terms of which expire between 2014 and 2019. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase at the end of the defined cure period, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.
Revenue attributable to silo storage leases is recorded on a straight-line basis over the term of the lease.
Deferred Revenue
In January 2011, the sponsor received $16,500 in an advance payment from a customer for a certain volume of product to be delivered over a one-year period starting in July 2011. Revenue was recognized as product was delivered and the deferred revenue obligation was recognized over the one-year period ended June 30, 2012. In July 2012, the sponsor received an $8,250 advance payment from a customer for a certain volume of frac sand to be delivered over the six-month period beginning in July 2012. As of August 15, 2012, the outstanding balance under this obligation was $6,590 while the cash held by the Partnership was $1,984. As a result, the sponsor made a cash contribution of $4,606 to align the cash balance with the outstanding balance under this advance. As of December 31, 2012, the balance was $1,715, and as of December 31, 2013, no deferred revenue balance was outstanding under this advance payment.
Asset Retirement Obligation
In accordance with Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, we recognize reclamation obligations when incurred and record them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued liabilities and deferred revenue approximate fair value due to the short-term maturities of these instruments.
The amount recorded on the balance sheet pertaining to the Partnership’s long-term debt outstanding at December 31, 2013 is considered a Level 2 financial instrument, as although there is no observable quoted price, the underlying floating rate of interest is based on a published benchmark interest rate that is observable at commonly quoted intervals. As of December 31, 2013, the carrying value of the debt approximated its fair value as it is subject to floating rate interest and there have not been any significant changes to the Partnership’s credit profile since the debt was issued in January 2013.
Net Income per Limited Partner Unit
We have identified the General Partner’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any General Partner incentive distributions, by the weighted-average number of outstanding common and subordinated units. Diluted net income per unit includes the effects of potentially dilutive units on our subordinated and common units. Basic and diluted net income per common and subordinated unit are the same as there are no potentially dilutive subordinated units outstanding.

As the 3,750,000 Class B units do not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, they are not deemed to be participating securities in their current form. In addition, the conversion of the Class B units into common units is fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership as described in Note 11. Therefore, it is possible that the Class B units may never be converted into common units. As such, until all of the defined payment and earnings criteria are satisfied, the Class B units will not be included in our calculation of either basic or diluted earnings per unit.
Income Taxes
The Partnership and sponsor are pass-through entities and are not considered taxable entities for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying condensed consolidated financial statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2013 and 2012, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Recent Accounting Pronouncements
In February 2013, the Financing Accounting Standards Board (“FASB”) issued amended guidance on the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Such arrangements may include debt, other contractual obligations, and settled litigation and judicial rulings. The amended guidance is to be applied retrospectively to all prior periods presented. This guidance will be effective for the Partnership beginning January 1, 2014. The Partnership anticipates that the adoption of this amended guidance will not materially affect its financial position, result of operations or cash flows.
In December 2011 and January 2013, the FASB issued amended guidance on disclosures pertaining to certain assets and liabilities that are either offset in an entity’s financial statements or those that are subject to a master netting agreement or similar arrangement. The scope of these disclosures is limited to derivatives, repurchase agreements and securities lending transactions. The Partnership adopted this guidance effective January 1, 2013, and, as it only impacts disclosures, it did not affect the Partnership’s financial position, result of operations or cash flows.

4. Initial Public Offering
On August 16, 2012, we completed our initial public offering (“IPO”) of 11,250,000 common units representing limited partner interests in the Partnership at a price to the public of $17.00 per common unit. Total net proceeds paid to our sponsor from the sale of common units in our IPO were $179,536 after taking into account our underwriting discount of $11,714. Our sponsor received all proceeds from the IPO and incurred capitalized transaction costs of $3,383 through September 30, 2012. These capitalized transaction costs were retained by the sponsor. On August 16, 2012, our underwriters exercised their option to purchase an additional 1,687,500 common units for $26,930. As a result, total net proceeds were $206,466 from the sale of 12,937,500 total common units to the public.
The following table outlines the consolidated net assets contributed to the Partnership on August 16, 2012:

Assets:
Cash	$1,984
Accounts receivable	12,453
Inventories	4,085
Due from sponsor	4,606
Prepaid expenses and other current assets	26
Property, plant and equipment, net	69,623
Deferred charges, net	1,113
Total Assets	$93,890
Liabilities:
Accounts payable	$1,397
Accrued liabilities	1,901
Deferred revenue	6,590
Asset retirement obligation	848
Total liabilities	10,736
Net assets contributed to the Partnership	$83,154
The following is a reconciliation of the Predecessor’s equity as of August 15, 2012 and total net assets contributed to the Partnership on August 16, 2012:

Predecessor Members’ Capital – August 15, 2012	$35,082
Net liabilities of non-contributed sponsor entities	9,522
Members’ capital attributable to entities contributed to the Partnership	44,604
Conversion of debts payable by Partnership entities to sponsor	23,916
Assumption of payables held by Partnership entities by sponsor	10,028
Cash contribution commitment from sponsor	4,606
Net Assets Contributed to Partnership – August 16, 2012	$83,154
As a result of our IPO, our sponsor entered into or amended the following agreements:
Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP
On August 20, 2012, the Partnership amended and restated its Limited Partnership Agreement to establish the organizational framework for a public master limited partnership. On January 31, 2013, the Partnership amended and restated its amended and restated Limited Partnership Agreement to, among other things, provide for the creation of the Class B units. See Note 11 – Equity.
Omnibus Agreement
On August 20, 2012, we entered into an omnibus agreement with both our General Partner and our sponsor. Pursuant to the terms of this agreement, our sponsor will indemnify us and our subsidiaries for certain liabilities over specified periods of time, including but not limited to certain liabilities relating to (a) environmental matters pertaining to the period prior to our IPO and the contribution of the Wyeville assets from our sponsor, provided that such indemnity is capped at $7,500 in aggregate, (b) federal, state and local tax liabilities pertaining to the period prior to our IPO and the contribution of the Wyeville assets from our sponsor, (c) inadequate permits or licenses related to the contributed assets, and (d) any losses, costs or damages incurred by us that are attributable to our sponsor’s ownership and operation of the Wyeville assets prior to our IPO and our sponsor’s contribution of such assets. In addition, we have agreed to indemnify our sponsor from any losses, costs or damages it incurs that are attributable to our ownership and operation of the contributed assets following the closing of the IPO, subject to similar limitations as on our sponsor’s indemnity obligations to us.

Services Agreements
Effective August 16, 2012, we entered into a services agreement (the “Services Agreement”) by and among our General Partner, Hi-Crush Services LLC (“Hi-Crush Services”), a wholly-owned subsidiary of the sponsor, and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to our General Partner to assist in operating our business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, salary, bonus, incentive compensation, rent and other administrative expense for individuals and entities that perform services for us or on our behalf. Hi-Crush Services and its affiliates are not liable to us for its performance of services under the Services Agreement except a liability resulting from gross negligence.
Long-Term Incentive Plan
On August 21, 2012, the General Partner adopted the Hi-Crush Partners LP Long Term Incentive Plan (the “Plan”) for employees, consultants and directors of the General Partner and those of its affiliates, including the sponsor, who perform services for the Partnership. The Plan consists of restricted units, unit options, phantom units, unit payments, unit appreciation rights, other equity-based awards, distribution equivalent rights, and performance awards. The Plan limits the number of common units that may be delivered pursuant to awards under the plan to 1,364,035 units. Common units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by the General Partner’s Board of Directors or a committee thereof.

5. Business Combination – Acquisition Accounting
On June 10, 2013, the Partnership acquired D&I, an independent frac sand supplier, transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and supplier. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units, valued at $37,358 as of June 10, 2013.
The acquisition was accounted for under the acquisition method of accounting whereby management assessed the net assets acquired and recognized amounts for the identified assets acquired and liabilities assumed.
The total purchase price of $132,517 was allocated to the net assets acquired as follows:

Assets acquired:
Cash	$204
Restricted cash	688
Accounts receivable	17,908
Inventories	10,372
Prepaid expenses and other current assets	809
Property, plant and equipment	39,242
Intangible assets	41,878
Goodwill	33,745
Other assets	113
Total assets acquired	$144,959
Liabilities assumed:
Accounts payable	$11,646
Accrued liabilities and other current liabilities	796
Total liabilities assumed	12,442
Fair value of net assets acquired	$132,517
The operations of D&I have been included in the financial statements of the Partnership prospectively from June 11, 2013 through December 31, 2013. During this period, D&I earned $66,071 in revenue and $3,801 of net income, as consolidated into the Partnership’s results of operations. In connection with this acquisition, the Partnership incurred $1,728 of acquisition-related costs, as included in general and administrative expenses.
The following tables summarize the supplemental condensed consolidated statements of operations information on an unaudited pro forma basis as if the acquisition had occurred at January 1, 2012. The tables include adjustments that were directly attributable to the acquisition or are not expected to have a future impact on the Partnership. The pro forma results are for illustrative purposes only and are not intended to be indicative of the actual results that would have occurred should the transaction have been consummated at the beginning of the period, nor are they indicative of future results of operations.

Pro Forma Financial Information for the:
	Year Ended December 31, 2013	Year Ended December 31, 2012 (1)
	Successor	Pro Forma (1)
Revenues	$234,022	$182,398
Net income	$69,895	$61,365
Net income per limited partner unit:
Common units – basic and diluted	2.37	2.16
Subordinated units – basic and diluted	2.37	2.16
(1) The comparative period includes the combination of the Predecessor and Successor results before and after our IPO on August 16, 2012. These pro-forma results are for illustrative purposes only and are not intended to be indicative of the actual results that would have occurred if the acquisition and IPO would have taken place on January 1, 2012.

The pro forma financial information includes the impact of the following pro forma adjustments:

Adjustments Utilized to Prepare the Pro Forma Financial Information for the:
	Year Ended December 31, 2013	Year Ended December 31, 2012
Debit / (Credit)	Successor	Pro Forma (1)
Acquisition related expenses	$(4,775)	$—
Other general and administrative expenses	(117)	(239)
Interest expense on debt issued to fund acquisition	1,226	2,561
Depreciation and amortization expense	(8)	3,947
Increase in weighted average common units outstanding	696,467	1,578,947

6. Goodwill and Intangible Assets
Changes in goodwill and intangible assets consisted of the following:

	Goodwill	Intangible Assets
Balance at December 31, 2012	$—	$—
Additions from D&I acquisition	33,745	41,878
Amortization expense	—	(3,687)
Balance at December 31, 2013	$33,745	$38,191
Goodwill
As of December 31, 2013, the Partnership had goodwill of $33,745 based on the allocation of the purchase price of its acquisition of D&I.
Intangible Assets
Intangible assets arising from the acquisition of D&I consisted of the following:

	Useful life	December 31, 2013

Supplier agreements	1-20 Years	21,997
Customer contracts and relationships	1-10 Years	18,132
Other intangible assets	1-3 Years	1,749
Intangible assets		41,878
Less: Accumulated amortization		(3,687)
Intangible assets, net		$38,191
Amortization expense was $3,687 for the year ended December 31, 2013. The weighted average remaining life of intangible assets was 13 years as of December 31, 2013. As of December 31, 2013, future amortization is as follows:

Fiscal Year	Amortization
2014	$5,127
2015	2,967
2016	2,938
2017	2,850
2018	2,850
Thereafter	21,459
$38,191

7. Inventories
Inventories consisted of the following:

	December 31, 2013	December 31, 2012
	Successor	Successor
Raw material	$706	$124
Work-in-progress	9,075	6,840
Finished goods	11,585	251
Spare parts	1,052	548
	$22,418	$7,763

8. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	December 31, 2013	December 31, 2012
	Successor	Successor
Buildings	$3,815	$2,002
Mining property and mine development	39,690	38,892
Plant and equipment	108,627	102,940
Rail and rail equipment	20,421	12,606
Transload facilities and equipment	30,265	—
Construction-in-progress	2,683	1,380
	205,501	157,820
Less: Accumulated depreciation and depletion	(9,667)	(3,293)
	$195,834	$154,527
Depreciation and depletion expense was as follows during the periods presented:

Predecessor Periods
Year ended December 31, 2011	$449
Period from January 1 through August 15, 2012	1,089
Successor Period
Period from August 16 through December 31, 2012	$1,109
Year ended December 31, 2013	6,132

9. Acquisition of Hi-Crush Augusta LLC
On January 31, 2013, the Partnership entered into an agreement with our sponsor to acquire 100,000 preferred units in Augusta, the entity that owns our sponsor’s Augusta facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership. A portion of the proceeds of this transaction were used by Augusta to repay assumed bank debt of $33,250 and a one-time distribution of $4,637 to the non-controlling interest. The transaction represented an exchange of ownership interests between entities under common control. As a result, the Class B units were issued at a value of $57,900, offset by the sponsor's historical cost basis in the preferred units of $48,357.
In connection with this acquisition, the Partnership incurred $451 of acquisition related costs during the year ended December 31, 2013, as included in general and administrative expenses.
As a preferred unit holder in Augusta, the Partnership voted as a separate class from the common unitholders of Augusta and ranked senior to all other equity classes of Augusta. The preferred units entitled the Partnership to receive a distribution equal to $3,750 per quarter, beginning January 1, 2013, plus any unpaid arrearages from prior quarters.
The preferred units in Augusta will automatically convert to common units in Augusta on March 31, 2018 unless (i) there are any arrearages in preferred unit distributions, (ii) the preferred units would not have received, on an as-converted basis, an annualized distribution of at least $10,000 over the preceding four quarters or (iii) the Partnership, with concurrence of the conflicts committee of the board of directors of our General Partner, elects to convert at an earlier time. The number of common units issued upon conversion will be equal to 25% of the then outstanding common units, such that, following the conversion, the Partnership would own 20% of the common units in Augusta.
On April 28, 2014, the Partnership acquired 390,000 common units in Augusta for cash consideration of $224,250. In connection with this acquisition, the Partnership’s preferred equity interest in Augusta was converted into 100,000 common units of Augusta. Following this transaction, the Partnership maintained a 98.0% controlling interest in Augusta’s common units, with the sponsor owning the remaining 2.0% of common units.
The Partnership's historical financial information was recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Augusta as if the combination had been in effect since inception of common control. Any material transactions between the Partnership and Augusta have been eliminated. The balance of non-controlling interest as of December 31, 2013 represents the sponsor's interest in Augusta prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recasted net income between the controlling and non-controlling interest, capital transactions between the sponsor have not been allocated on a recasted basis to the common and subordinated unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following tables present our recasted revenues, net income and net income attributable to Hi-Crush Partners LP per limited partner unit giving effect to the Augusta Contribution, as reconciled to the revenues, net income and net income attributable to Hi-Crush Partners LP per limited partnership unit of the Partnership.

	Year Ended December 31, 2013
	Partnership			Partnership
	Historical	Augusta	Eliminations	Recasted
Revenues	$141,742	$41,630	$(4,402)	$178,970
Net income	$58,562	$13,681	$(12,199)	$60,044
Net income attributable to Hi-Crush Partners LP per limited partner unit	$2.08			$2.12

	Period from August 16, 2012 Through December 31, 2012
	Partnership			Partnership
	Historical	Augusta	Eliminations	Recasted
Revenues	$28,858	$2,912	$—	$31,770
Net income (loss)	$18,508	$(1,091)	$—	$17,417
Net income attributable to Hi-Crush Partners LP per limited partner unit	$0.68			$0.64

10. Long-Term Debt
Long-term debt consisted of the following:

	December 31, 2013	December 31, 2012
	Successor	Successor
Partnership credit facility	$138,250	$—
Less: current portion of long-term debt	—	—
	$138,250	$—
Subordinated Promissory Notes
Between May 25, 2011 and July 20, 2012, the sponsor entered into various subordinated promissory notes with certain of its equity investors and their affiliates in an aggregate initial principal amount of $52,167. Borrowings under the subordinated promissory notes bore interest, at the sponsor’s option, at a rate of 10% for cash interest and 12% for paid-in-kind interest (“PIK interest”). Accruals for PIK interest increased the outstanding principal balance of these promissory notes. The balances of the PIK interest and subordinated promissory notes were paid in full on August 21, 2012 with the proceeds of the sale of the common units by the sponsor.
New Subordinated Promissory Notes
In order to fund a royalty termination payment (See Note 14—Commitments and Contingencies), the sponsor entered into new subordinated promissory notes in July 2012 with certain of its equity investors and their affiliates in an aggregate initial principal amount of $14,981. The balances of the PIK interest and subordinated promissory note, as retained by the sponsor, were paid in full by the sponsor on August 21, 2012 with the proceeds of the sale of the common units by the sponsor.
Sponsor Credit Facility
On April 6, 2012, the sponsor entered into a four-year $62,500 secured credit facility (the “Sponsor Credit Facility”) with Amegy Bank, N.A. and a syndicate of other financial institutions (collectively, the “Lending Banks”). The Sponsor Credit Facility consists of the following commitments on the part of the Lending Banks: (1) a $25,000 term loan, (2) a $30,000 advancing term loan commitment (“Tranche B”) and (3) a $7,500 revolving loan commitment (the “Revolving Commitment”). In addition, the Sponsor Credit Facility includes sub-limits for letters of credit and swing line borrowings of up to $5,000 and $2,500, respectively.
Borrowings under the Sponsor Credit Facility bear interest at a floating rate equal to, at the sponsor’s option, either (a) a base rate plus a range of 225 basis points to 325 basis points per annum or (b) a Eurodollar rate, which is based on one-month LIBOR, plus a range of 325 basis points to 425 basis points per annum. The base rate is established as the highest of (i) the U.S. prime rate last quoted by The Wall Street Journal, (ii) the federal funds rate plus 50 basis points or (iii) daily one-month LIBOR plus 100 basis points. The Revolving Commitment and the Tranche B term loan provides for a commitment fee of 0.5% on the unused portion.
After consummation of the IPO on August 16, 2012, our sponsor retained the Sponsor Credit Facility and related borrowings. In addition, as of August 16, 2012, the Sponsor Credit Facility was no longer guaranteed by the subsidiaries contributed to the Partnership. As such, the sponsor’s long-term debt is not reflected on the Partnership’s successor balance sheets.
On August 21, 2012, the sponsor entered into that certain consent and third amendment to the Sponsor Credit Facility, whereby the lending banks, among other things, (i) consented to the consummation of the initial public offering of the Partnership, (ii) released and discharged certain credit parties in connection with the initial public offering.
Partnership Credit Facility
On August 21, 2012, the Partnership entered into a credit agreement (the “Credit Agreement”) providing for a new $100,000 senior secured revolving credit facility (the “Credit Facility”) with a term of four years. In connection with our acquisition of a preferred interest in Augusta, on January 31, 2013, the Partnership entered into a consent and first amendment to the Credit Agreement whereby the Lending Banks, among other things, (i) consented to the amendment and restatement of the partnership agreement of the Partnership and (ii) agreed to amend the Credit Agreement to permit the acquisition by the Partnership of a preferred equity interest in Hi-Crush Augusta LLC. On May 9, 2013, the Partnership entered into a commitment increase agreement and second amendment to the Credit Agreement whereby the Lending Banks, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of lenders to the lending bank group. The Credit Facility is available to fund working capital and general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under the Credit Facility are secured by substantially all of the Partnership’s assets, including its preferred equity interest in Augusta.

Loans under the Credit Facility bear interest at a floating rate based upon the Partnership’s leverage ratio, equal to, at the Partnership’s option, either (a) a base rate plus a range from 150 to 250 basis points per annum or (b) a LIBOR rate, plus a range of 250 to 350 basis points. The base rate is established as the highest of (i) the U.S. prime rate, (ii) daily one-month LIBOR plus 100 basis points and (iii) the federal funds rate plus 0.50%. The unused portion of the Credit Facility is subject to a commitment fee calculated based upon the Partnership’s leverage ratio ranging from 0.375% to 0.50% per annum. Upon any event of default, the interest rate shall, upon the request of the lenders holding a majority of the commitments, be increased by 2.0% per annum for the period during which the event of default exists.
The Credit Agreement contains customary representations and warranties, affirmative covenants, negative covenants and events of default. The negative covenants include restrictions on the Partnership’s ability to incur additional indebtedness, acquire and sell assets, create liens, make investments and make distributions.
The Credit Agreement requires the Partnership to maintain a leverage ratio (as such term is defined in the Credit Agreement) of not more than 3.00 to 1.00, which may increase to up to 3.50 to 1.00 during specified periods following a permitted acquisition, and a minimum interest coverage ratio (as such term is defined in the Credit Agreement) of not less than 2.50 to 1.00. Under the second amendment, the Partnership agreed to a term out feature under which $50,000 of borrowings would convert to a term loan due August 21, 2016 if the outstanding borrowings under the revolver exceeded $125,000 for four consecutive quarters. If balances are outstanding on a term loan, the Partnership would be required to maintain a debt service coverage ratio (as such term is defined in the Credit Agreement) of not less than 1.50 to 1.00.
If an event of default (as defined the Credit Agreement) occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the Credit Facility, termination of the commitments under the Credit Facility and all remedial actions available to a secured creditor. As of December 31, 2013, we were in compliance with the covenants contained in the Partnership Credit Facility.
As of December 31, 2013, we had $138,250 indebtedness and $60,250 of undrawn borrowing capacity ($200,000, net of $138,250 indebtedness and $1,500 letter of credit commitments) under our Credit Facility. The outstanding balance is due on December 31, 2016 and carries an interest rate of 3.17% as of December 31, 2013.

11. Equity
On January 30, 2013, the Partnership issued 2,761 common units to each of its independent directors, valued in the aggregate at $100 and reflected as general and administrative expense in the accompanying financial statements. In January 2014, the Partnership issued 4,149 common units to the independent directors of the General Partner and 4,366 common units to certain employees.
On June 10, 2013, the Partnership issued 1,578,947 common units to certain former members of D&I, representing the non-cash portion of the purchase price for the acquisition (See Note 5 – Business Combination – Acquisition Accounting).
As of December 31, 2013, our sponsor owned all 13,640,351 subordinated units and 3,750,000 Class B units, representing a 47.3% ownership interest in the limited partner units and 100% ownership of the Class B units of the Partnership. In addition, the sponsor is the owner of our General Partner.
Subordinated Class B Units
On January 31, 2013, the Partnership issued 3,750,000 subordinated Class B units and paid $37,500 in cash to the sponsor in return for 100,000 preferred equity units in the sponsor’s Augusta facility. Our sponsor will not receive distributions on the Class B units until converted into common units of the Partnership. The Class B units are eligible for conversion into common units once we have, for two consecutive quarters, (i) earned $2.31 per common unit, subordinated unit and Class B unit on an annualized basis and (ii) paid $2.10 per unit in annualized distributions on each common and subordinated unit, or 110% of the current minimum quarterly distribution for a period of two consecutive quarters, and our General Partner has determined, with the concurrence of the conflicts committee of the board of directors of our General Partner, that we are expected to maintain such performance for at least two succeeding quarters.
Allocations of Net Income
Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and the General Partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the General Partner.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after minimum quarterly distribution and target distribution levels exceed $0.54625 per unit, per quarter. Our sponsor currently holds the incentive distribution rights, but may transfer these rights at any time.
Distributions
Our partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that our common and subordinated unitholders and sponsor will receive.
Our distributions have been as follows:

Declaration Date	Amount Declared Per Unit (a)		Record Date	Date Paid	Amount Paid
October 19, 2012	$0.2375	(b)	November 1, 2012	November 15, 2012	$6,480
January 17, 2013	$0.4750		February 1, 2013	February 15, 2013	$12,961
April 16, 2013	$0.4750		May 1, 2013	May 15, 2013	$12,961
July 17, 2013	$0.4750		August 1, 2013	August 15, 2013	$13,711
October 17, 2013	$0.4900		November 1, 2013	November 15, 2013	$14,144
January 15, 2014	$0.5100		January 31, 2014	February 14, 2014	$14,726
(a) For all common and subordinated units. No distributions were declared for our holders of incentive distribution rights or the holders of our Class B units.
(b) Represents a pro rata distribution of our minimum quarterly distribution for the period from August 16, 2012 through September 30, 2012.
For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the subordinated units are treated as the residual equity interest, or common equity. Incentive distribution rights are treated as participating securities.

Distributions made in future periods based on the current period calculation of cash available for distribution is allocated to each class of equity that will receive the distribution. Any unpaid cumulative distributions are allocated to the appropriate class of equity.
Each period the Partnership determines the amount of cash available for distributions in accordance with the partnership agreement. The amount to be distributed to common unitholders, subordinated unitholders and incentive distribution rights holders is based on the distribution waterfall in the partnership agreement. Net earnings for the period are allocated to each class of partnership interest based on the distributions to be made. Additionally, if, during the subordination period, the Partnership does not have enough cash available to make the required minimum distribution to the common unit holders, the Partnership will allocate net earnings to the common unit holders based on the amount of distributions in arrears. When actual cash distributions are made based on distributions in arrears, those cash distributions will not be allocated to the common unit holders, as such earnings were allocated in previous periods.
Net income attributable to our limited partner unitholders is as follows during the year ended December 31, 2013 (in thousands, except per unit amounts):

	Common Unitholders	Subordinated Unitholders
Distributions during the period	$21,174	$19,642
Subsequent distributions declared (See Note 18)	7,769	6,957
Undistributed earnings	2,010	2,218
Limited partners’ interest in net income	30,953	28,817
Subsequent distributions declared (per unit)	$0.5100	$0.5100
During the year ended December 31, 2013 and the period from August 16 through December 31, 2012, no net income was attributable to our incentive distribution rights holders.
Recasted Augusta Equity Transactions
As of August 16, 2012, the Partnership recognized a capital contribution of $1,035 equal to Augusta's net assets at inception of common control. This capital contribution was allocated 98.0% to the Partnership's unit holders and 2.0% to non-controlling interest for purposes of recasting the historical financial information to include Augusta.
During the year ended December 31, 2013, the sponsor provided $1,424 of management services and other expenses paid on behalf of Augusta. Such costs are recognized as non-cash capital contributions by the non-controlling interest in the accompanying financial statements.
On January 31, 2013, Augusta converted $38,172 of certain payables owed to the sponsor into capital and paid a cash distribution of $4,637 to the sponsor. Such transactions are recognized within the non-controlling interest section of the accompanying Statement of Partners' Capital.

12. Related Party Transactions
On May 25, 2011, the sponsor entered into a management services agreement with Red Oak Capital Management LLC (the “Service Provider”) which is owned by two members who are also equity members in the sponsor. The agreement provides for certain management and administrative support services to be provided to the sponsor for a term of one year and that thereafter remains in place upon the same terms and conditions. Either party may terminate the agreement by delivering written notice within 90 days prior to the date of expiration of the initial term or any time after the expiration of the initial term, by delivering written notice 90 days prior to the desired date of termination. The sponsor reimburses the Service Provider 95% of the Service Provider’s actual costs limited to $850 per year. These fees are included in general and administrative expenses. Management fees incurred during the year ended December 31, 2013 are included as a portion of the management services expense from Hi-Crush Services, as discussed below.
The sponsor paid quarterly director fees to non-management directors that may be members and/or holders of the sponsor’s debt through the date of the IPO.
The total management and director fees incurred were as follows:

	Management Fee	Director Fees
Predecessor Periods
Year ended December 31, 2011	$370	$60
Period from January 1 through August 15, 2012	318	62
Successor Periods
Period from August 16 through December 31, 2012	$166	$—
Year ended December 31, 2013	—	—
During the year ended December 31, 2013 and period from August 16 through December 31, 2012, the Partnership incurred $5,122 and $1,702, respectively, of management service expenses from Hi-Crush Services under the Services Agreement discussed in Note 4.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other. During the period from August 16 through December 31, 2012, we made payments of $9,866 to various suppliers, vendors or other counterparties on behalf of our sponsor. This balance was offset by $1,028 of management fees charged by our sponsor and $3,223 of net payments made by our sponsor on behalf of us. The balance of $5,615 which was maintained as a current asset under the caption “Due from sponsor” as of December 31, 2012, was repaid by our sponsor in February 2013.
As of December 31, 2013 and December 31, 2012, an outstanding balance of $10,352 and $80,965, respectively, payable to our sponsor is maintained as a current liability under the caption “Due to sponsor.” On January 31, 2013, the sponsor extinguished the $80,965 balance outstanding as of December 31, 2012 as follows:

Conversion into common units of Hi-Crush Augusta LLC, representing a non-controlling interest in the Partnership	$38,172
Conversion into preferred units of Hi-Crush Augusta LLC	9,543
Assumption of bank debt	33,250
Total payable to sponsor extinguished	$80,965

13. Segment Reporting
The Partnership manages, operates and owns assets utilized to supply frac sand to its customers. As a result of its June 10, 2013 acquisition of D&I, the Partnership identified its production plants and terminal facilities as separate operating segments through the third quarter of 2013. These two operating segments were aggregated into one reportable segment as they sell the same products, source product from frac sand production facilities in the Midwestern United States, have similar customers, use similar distribution systems and have similar economic characteristics and regulatory environments. Through the fourth quarter of 2013, the Partnership continued to integrate the recently acquired terminal facilities, which resulted in a change in the way the chief operating decision maker allocates capital resources and assesses performance. As a result of this integration, the two previously identified operating segments were combined into one operating segment titled "Frac Sand Sales" for reporting purposes.

14. Commitments and Contingencies
The Partnership enters into sales contracts with customers. These contracts establish minimum annual sand volumes that the Partnership is required to make available to such customers under initial terms ranging from 3 to 6 years. Through December 31, 2013, no payments for non-delivery of minimum annual sand volumes have been made by the Partnership to these customers under these contracts.
D&I has entered into long-term supply agreements with certain of its suppliers which include requirements to purchase certain volumes and grades of sands, at specified prices. The quantities set forth in such agreements are not in excess of our current requirements.

The Partnership has entered into royalty agreements under which the Partnership is under a commitment to pay royalties on sand sold from the Wyeville and Augusta facilities for which the Partnership has received payment by the customer. Royalty expense is recorded as the sand is sold and the royalty payment is paid based on sand volumes sold and paid for by the customer. Royalty expense is included in costs of goods sold. Royalty expense was $2,045 for the Predecessor’s year ended December 31, 2011. Royalty expense was $3,795 for the Predecessor period from January 1 through August 15, 2012. Royalty expense was $8,329 and $1,203 for the Successor year ended December 31, 2013 and the period of August 16 to December 31, 2012, respectively.
On July 13, 2012, the sponsor paid $14,000 in cash to terminate one of its existing royalty agreements, including $370 of outstanding obligations at the time. As a result of this payment, the Partnership is no longer required to make ongoing future royalty payments to the applicable counterparties for each ton of frac sand that is excavated, processed and sold to the Partnership’s customers. As part of this transaction, the Predecessor recorded an asset of $13,630, in property, plant and equipment.
The Partnership has long-term operating leases for rail access, railcars and equipment at its terminal sites, which are also under long-term lease agreements with various railroads. Rail car rental expense was $2,035 for the year ended December 31, 2013. As of December 31, 2013, future minimum operating lease payments are as follows:

Fiscal Year	Amount
2014	$7,009
2015	6,599
2016	5,640
2017	5,425
2018	4,881
Thereafter	7,420
$36,974
From time to time the Partnership may be subject to various claims and legal proceedings which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.
In May 2012, Hi-Crush Operating LLC, a subsidiary of the Partnership, entered into a supply agreement for frac sand with Baker Hughes Oilfield Operations, Inc. (“Baker Hughes”). On September 19, 2012, Baker Hughes provided notice that it was terminating the contract and on November 12, 2012, Hi-Crush Operating LLC formally terminated the supply agreement and filed suit in the State District Court of Harris County, Texas. On October 8, 2013, Hi-Crush Operating LLC entered into a settlement agreement with Baker Hughes pursuant to which Hi-Crush Operating LLC and Baker Hughes agreed to jointly dismiss the lawsuit between the parties and, in connection with the settlement, the parties entered into a six-year supply agreement that requires Baker Hughes to purchase minimum volumes of frac sand each month.
Following the Partnership’s November 2012 announcement that Hi-Crush Operating LLC had formally terminated its supply agreement with Baker Hughes in response to the repudiation of the agreement by Baker Hughes, the Partnership, our general partner, certain of its officers and directors and its underwriters were named as defendants in purported securities class action lawsuits brought by the Partnership’s unitholders in the United States District Court for the Southern District of New York. On February 11, 2013, the lawsuits were consolidated into one lawsuit, styled In re: Hi-Crush Partners L.P. Securities Litigation, No. 12-Civ-8557 (CM). A consolidated amended complaint was filed on February 15, 2013. That complaint asserted claims under sections 11, 12(a)(2), and 15 of the Securities Act of 1933, as amended, or the Securities Act, and sections 10(b) and 20(a) of the Exchange Act in connection with the Partnership’s Registration Statement and a subsequent presentation. Among other things, the consolidated amended complaint alleges that defendants failed to disclose to the market certain alleged information relating to Baker Hughes’ repudiation of the supply agreement. On March 22, 2013, the Partnership filed a motion to dismiss the complaint. On December 2, 2013, the court issued an order dismissing the claims relating to the Partnership’s Registration Statement, but did not dismiss the claims relating to alleged misrepresentations concerning the Partnership’s relationship with Baker Hughes after the Partnership’s initial public offering. The Partnership and the remaining defendants in the lawsuit have filed answers to the complaint. The Partnership believes the case is without merit and intends to vigorously defend itself. The Partnership cannot provide assurance, however, as to the outcome of this lawsuit.
On December 20, 2013, Stephen Bushansky, a purported unitholder of the Partnership, filed a lawsuit, derivatively on behalf of the Partnership, against our general partner and certain of its officers and directors, in an action styled Bushansky v. Hi-Crush GP LLC, Cause No. 2013-76463, in the 215th Judicial District Court, Harris County, Texas. This lawsuit alleges that by failing to disclose Baker Hughes’ attempted repudiation of its supply agreement with Hi-Crush Operating LLC prior to the Partnership’s November 2012 announcement terminating the agreement, defendants failed to design and implement an effective system of internal controls to prevent the Partnership from violating federal securities laws. Plaintiff asserts a claim for breach of fiduciary duties of good faith, care, loyalty, reasonable inquiry, oversight and supervision. Plaintiff also asserts that the defendants aided and abetted in one another’s breaches of fiduciary duties and seeks relief from defendants on the theory of indemnity for all damages that occurred as a result of defendants’ alleged violations. On January 29, 2014, defendants filed a motion to dismiss, plea to the jurisdiction, or in the alternative, motion to stay based on the mandatory contractual forum selection clause in our partnership agreement. The Partnership believes the case is without merit and intends to vigorously defend itself. The Partnership cannot provide assurance, however, as to the outcome of this lawsuit.

15. Asset Retirement Obligation
Although the ultimate amount of reclamation and closure costs to be incurred is uncertain, the Partnership maintained a post-closure reclamation and site restoration obligation as follows:

Balance at January 1, 2011	$—
Additions to liabilities	804
Accretion expense	28
Balance at December 31, 2011	832
Additions to liabilities	3,449
Accretion expense from January 1 to August 15, 2012	16
Accretion expense from August 16 to December 31, 2012	102
Balance at December 31, 2012	4,399
Additions to liabilities	—
Accretion expense	228
Balance at December 31, 2013	$4,628

16. Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter (1)	Fourth Quarter	Total
2013	Successor	Successor	Successor	Successor	Successor
Revenues	$24,277	$37,560	$53,158	$63,975	$178,970
Gross profit	15,357	19,736	21,289	26,704	83,086
Income from operations	11,991	15,151	15,690	20,883	63,715
Net income	11,677	14,437	14,417	19,513	60,044
Earnings per unit – common units	$0.40	$0.53	$0.52	$0.63	$2.08
Earnings per unit – subordinated units	$0.40	$0.53	$0.52	$0.63	$2.08

2012	Predecessor	Predecessor	Pro Forma	Successor	Pro Forma
Revenues	13,532	20,643	25,330	19,041	78,546
Gross profit	8,756	15,149	18,773	12,479	55,157
Income from operations	7,067	13,269	16,423	9,232	45,991
Net income	6,137	11,814	15,483	9,003	42,437
Earnings per unit – common units (2)			0.33	0.35	0.68
Earnings per unit – subordinated units (2)			0.33	0.35	0.68

(1)	The results for the third quarter ended September 30, 2012 include those of our predecessor (July 1 to August 15) combined with the successor (August 16 to September 30)

(2)	Earnings per unit was only calculated for periods subsequent to the August 16, 2012 initial public offering.
The following table reconciles our pro forma quarterly results for the third quarter ended September 30, 2012, to our predecessor and successor period results during that quarter.

	Period from July 1 Through August 15, 2012	Period from August 16 Through September 30, 2012	Total
	Predecessor	Successor	Pro Forma
Revenues	$12,601	$12,729	$25,330
Gross profit	9,536	9,237	18,773
Income from operations	7,918	8,505	16,423
Net income	7,069	8,414	15,483
Earnings per unit – common units		$0.33	$0.33
Earnings per unit – subordinated units		$0.33	$0.33

17. Supplemental Condensed Consolidating Financial Information
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the current subsidiaries of Hi-Crush Partners LP (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) as of December 31, 2013 was a 100% directly or indirectly owned subsidiary of the Partnership (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of December 31, 2013, the guarantors were our sole subsidiaries, other than Hi-Crush Finance Corp., which was our 100% owned subsidiary.
Effective April 28, 2014, the Partnership formed Hi-Crush Acquisition Co. LLC, a 100% owned subsidiary, and maintained a 98% ownership in the common units of Augusta. As a result of the Augusta Contribution, the Partnership's historical financial information was recast to combine Augusta and the Partnership as if the combination had been in effect since inception of common control.
As of December 31, 2013, the Partnership had no assets or operations independent of its subsidiaries, and there are no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. None of the assets of our subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).
For the purpose of the following financial information, the Partnership's investments in its subsidiaries are presented in accordance with the equity method of accounting. The operations, cash flows and financial position of the co-issuer are not material and therefore have been included with the parent's financial information.
Condensed consolidating financial information for the Partnership and its combined guarantor and combined non-guarantor subsidiaries are as follows for the dates and periods indicated.

Condensed Consolidating Balance Sheet (Successor)
As of December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$12,056	$3,991	$4,561	$—	$20,608
Restricted cash	—	690	—	—	690
Accounts receivable	—	31,581	5,861	—	37,442
Intercompany receivables	—	54,468	1,311	(55,779)	—
Inventories	—	16,265	7,102	(949)	22,418
Prepaid expenses and other current assets	573	859	193	—	1,625
Total current assets	12,629	107,854	19,028	(56,728)	82,783
Property, plant and equipment, net	7	113,335	82,492	—	195,834
Goodwill and intangible assets, net	—	71,936	—	—	71,936
Investment in consolidated affiliates	329,604	—	—	(329,604)	—
Other assets	1,467	2,341	—	—	3,808
Total assets	$343,707	$295,466	$101,520	$(386,332)	$354,361
Liabilities, Equity and Non-Controlling Interest
Current liabilities:
Accounts payable	$219	$8,087	$1,802	$—	$10,108
Accrued and other current liabilities	459	3,917	3,293	—	7,669
Intercompany payables	55,779	—	—	(55,779)	—
Due to sponsor	877	382	9,093	—	10,352
Total current liabilities	57,334	12,386	14,188	(55,779)	28,129
Long-term debt	138,250	—	—	—	138,250
Asset retirement obligation	—	1,673	2,955	—	4,628
Total liabilities	195,584	14,059	17,143	(55,779)	171,007
Commitments and contingencies	—	—	—	—	—
Equity and Non-Controlling Interest:
Equity	148,123	281,407	49,146	(330,553)	148,123
Non-controlling interest	—	—	35,231	—	35,231
Total equity and non-controlling interest	148,123	281,407	84,377	(330,553)	183,354
Total liabilities, equity and non-controlling interest	$343,707	$295,466	$101,520	$(386,332)	$354,361

Condensed Consolidating Balance Sheet (Successor)
As of December 31, 2012

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$—	$10,498	$—	$—	$10,498
Accounts receivable	—	8,199	1,134	—	9,333
Intercompany receivables	—	19	—	(19)	—
Inventories	—	3,541	4,222	—	7,763
Due from sponsor	6,226	—	—	(611)	5,615
Prepaid expenses and other current assets	24	369	173	—	566
Total current assets	6,250	22,626	5,529	(630)	33,775
Property, plant and equipment, net	6	72,838	81,683	—	154,527
Investment in consolidated affiliates	88,309	—	—	(88,309)	—
Other assets	1,095	—	—	—	1,095
Total assets	$95,660	$95,464	$87,212	$(88,939)	$189,397
Liabilities, Equity and Non-Controlling Interest
Current liabilities:
Accounts payable	$—	$1,977	$2,680	$—	$4,657
Accrued and other current liabilities	512	1,243	779	—	2,534
Intercompany payables	19	—	—	(19)	—
Due to sponsor	—	611	80,965	(611)	80,965
Deferred revenue	—	1,715	—	—	1,715
Total current liabilities	531	5,546	84,424	(630)	89,871
Asset retirement obligation	—	1,555	2,844	—	4,399
Total liabilities	531	7,101	87,268	(630)	94,270
Commitments and contingencies	—	—	—	—	—
Equity and Non-Controlling Interest:
Equity	95,129	88,363	(54)	(88,309)	95,129
Non-controlling interest	—	—	(2)	—	(2)
Total equity and non-controlling interest	95,129	88,363	(56)	(88,309)	95,127
Total liabilities, equity and non-controlling interest	$95,660	$95,464	$87,212	$(88,939)	$189,397

Condensed Consolidating Statements of Operations (Successor)

	For the Year Ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$141,742	$41,630	$(4,402)	$178,970
Cost of goods sold (including depreciation, depletion and amortization)	—	74,539	24,798	(3,453)	95,884
Gross profit	—	67,203	16,832	(949)	83,086
Operating costs and expenses:
General and administrative expenses	9,729	6,476	2,891	—	19,096
Exploration expense	—	47	—	—	47
Accretion of asset retirement obligation	—	117	111	—	228
Income (loss) from operations	(9,729)	60,563	13,830	(949)	63,715
Other income (expense):
Earnings from consolidated affiliates	72,984	—	—	(72,984)	—
Interest expense	(3,485)	(37)	(149)	—	(3,671)
Net income	59,770	60,526	13,681	(73,933)	60,044
Income attributable to non-controlling interest	—	—	(274)	—	(274)
Net income attributable to Hi-Crush Partners LP	$59,770	$60,526	$13,407	$(73,933)	$59,770

	For the Period From August 16, 2012 Through December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$28,858	$2,912	$—	$31,770
Cost of goods sold (including depreciation, depletion and amortization)	—	7,145	2,908	—	10,053
Gross profit	—	21,713	4	—	21,717
Operating costs and expenses:
General and administrative expenses	2,107	689	961	—	3,757
Exploration expense	—	91	30	—	121
Accretion of asset retirement obligation	—	56	46	—	102
Income (loss) from operations	(2,107)	20,877	(1,033)	—	17,737
Other income (expense):
Earnings from consolidated affiliates	19,788	—	—	(19,788)	—
Interest expense	(241)	(22)	(57)	—	(320)
Net income	17,440	20,855	(1,090)	(19,788)	17,417
Income attributable to non-controlling interest	—	—	23	—	23
Net income (loss) attributable to Hi-Crush Partners LP	$17,440	$20,855	$(1,067)	$(19,788)	$17,440

Condensed Consolidating Statements of Operations (Predecessor)

	For the Period From January 1, 2012 Through Augusta 15, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$46,506	$270	$—	$46,776
Cost of goods sold (including depreciation, depletion and amortization)	—	12,873	463	—	13,336
Gross profit (loss)	—	33,633	(193)	—	33,440
Operating costs and expenses:
General and administrative expenses	132	2,074	2,425	—	4,631
Exploration expense	—	16	523	—	539
Accretion of asset retirement obligation	—	16	—	—	16
Income (loss) from operations	(132)	31,527	(3,141)	—	28,254
Other income (expense):
Earnings from consolidated affiliates	25,152	—	—	(25,152)	—
Other income	—	—	6	—	6
Interest expense	—	—	(3,240)	—	(3,240)
Net income (loss)	25,020	31,527	(6,375)	(25,152)	25,020
Income attributable to non-controlling interest	—	—	—	—	—
Net income (loss) attributable to Hi-Crush Partners LP	$25,020	$31,527	$(6,375)	$(25,152)	$25,020

	For the Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$20,353	$—	$—	$20,353
Cost of goods sold (including depreciation, depletion and amortization)	—	6,447	—	—	6,447
Gross profit	—	13,906	—	—	13,906
Operating costs and expenses:
General and administrative expenses	—	1,656	668	—	2,324
Exploration expense	—	—	381	—	381
Accretion of asset retirement obligation	—	28	—	—	28
Income (loss) from operations	—	12,222	(1,049)	—	11,173
Other income (expense):
Earnings from consolidated affiliates	9,280	—	—	(9,280)	—
Interest expense	—	—	(1,893)	—	(1,893)
Net income (loss)	9,280	12,222	(2,942)	(9,280)	9,280
Income attributable to non-controlling interest	—	—	—	—	—
Net income (loss) attributable to Hi-Crush Partners LP	$9,280	$12,222	$(2,942)	$(9,280)	$9,280

Condensed Consolidating Statements of Cash Flows (Successor)

	For the Year Ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$55,252	$44,503	$11,476	$(46,908)	$64,323
Investing activities:
Investment in Hi-Crush Augusta LLC	(37,500)	—	—	37,500	—
Cash paid for acquisition of D&I Silica, LLC	(94,955)	—	—	—	(94,955)
Capital expenditures for property, plant and equipment	—	(6,260)	(4,370)	—	(10,630)
Net cash used in investing activities	(132,455)	(6,260)	(4,370)	37,500	(105,585)
Financing activities:
Proceeds from issuance of long-term debt	138,250	—	—	—	138,250
Repayment of long-term debt	—	—	(33,250)	—	(33,250)
Affiliate financing, net	5,615	—	9,092	(9,092)	5,615
Advances to parent, net	—	(44,750)	—	44,750	—
Issuance of preferred units to parent	—	—	37,500	(37,500)	—
Loan origination costs	(829)	—	—	—	(829)
Distributions paid	(53,777)	—	(15,887)	11,250	(58,414)
Net cash provided by (used in) financing activities	89,259	(44,750)	(2,545)	9,408	51,372
Net increase (decrease) in cash	12,056	(6,507)	4,561	—	10,110
Cash:
Beginning of period	—	10,498	—	—	10,498
End of period	$12,056	$3,991	$4,561	$—	$20,608

	For the Period From August 16, 2012 Through December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$7,631	$10,753	$(3,886)	$—	$14,498
Investing activities:
Capital expenditures for property, plant and equipment	—	(2,239)	(5,979)	—	(8,218)
Net cash used in investing activities	—	(2,239)	(5,979)	—	(8,218)
Financing activities:
Affiliate financing, net	(5,615)	—	9,865	—	4,250
Contributions received	4,606	—	—	—	4,606
Loan origination costs	(143)	—	—	—	(143)
Distributions paid	(6,479)	—	—	—	(6,479)
Net cash provided by (used in) financing activities	(7,631)	—	9,865	—	2,234
Net increase in cash	—	8,514	—	—	8,514
Cash:
Beginning of period	—	1,984	—	—	1,984
End of period	$—	$10,498	$—	$—	$10,498

Condensed Consolidating Statements of Cash Flows (Predecessor)

	For the Period From January 1, 2012 Through Augusta 15, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$—	$17,980	$(1,320)	$—	$16,660
Investing activities:
Decrease in restricted cash	—	30	—	—	30
Capital expenditures for property, plant and equipment	—	(9,049)	(71,026)	—	(80,075)
Net cash used in investing activities	—	(9,019)	(71,026)	—	(80,045)
Financing activities:
Proceeds from issuance of long-term debt	—	—	63,985	—	63,985
Repayment of long-term debt	—	—	(1,250)	—	(1,250)
Affiliate financing, net	—	(8,391)	8,391	—	—
Loan origination costs	—	—	(1,462)	—	(1,462)
Distributions paid	—	—	(225)	—	(225)
Net cash provided by (used in) financing activities	—	(8,391)	69,439	—	61,048
Net increase (decrease) in cash	—	570	(2,907)	—	(2,337)
Cash:
Beginning of period	—	1,414	9,640	—	11,054
End of period	$—	$1,984	$6,733	$—	$8,717

	For the Year Ended December 31, 2011
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$—	$19,212	$(424)	$—	$18,788
Investing activities:
Increase in restricted cash	—	(30)	—	—	(30)
Capital expenditures for property, plant and equipment	—	(50,075)	(94)	—	(50,169)
Net cash used in investing activities	—	(50,105)	(94)	—	(50,199)
Financing activities:
Proceeds from issuance of long-term debt	—	—	48,692	—	48,692
Repayment of long-term debt	—	—	(5,000)	—	(5,000)
Affiliate financing, net	—	32,307	(32,307)	—	—
Contributions received	—	—	697	—	697
Loan origination costs	—	—	(1,924)	—	(1,924)
Net cash provided by financing activities	—	32,307	10,158	—	42,465
Net increase in cash	—	1,414	9,640	—	11,054
Cash:
Beginning of period	—	—	—	—	—
End of period	$—	$1,414	$9,640	$—	$11,054

18. Concentration of Credit Risk
The Partnership is a producer of sand mainly used by the oil and natural gas industry for fracing wells. The Partnership’s business is, therefore, dependent upon economic activity within this market. For the year ended December 31, 2013, sales to three customers accounted for 78% of the Partnership’s revenue. Sales to four customers accounted for 100% of the Partnership's revenue from inception through December 31, 2012.
Throughout 2013, the Partnership has maintained cash balances in excess of federally insured amounts on deposit with financial institutions.

19. Subsequent Events
On January 16, 2014, we declared a cash distribution totaling $14,726, or $0.5100 per unit. This distribution was paid on February 14, 2014 to unitholders of record on January 31, 2014. No distributions were declared for our holders of incentive distribution rights.